Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

ST ACQUISITION CO.,

as Purchaser and Guarantor,

and

3D SYSTEMS, INC.,

as Seller,

and

3D SYSTEMS CORPORATION,

as Seller Guarantor,

TABLE OF CONTENTS

Article I Definitions	1
1.1 Certain Definitions	1
1.2 Cross-References	14
1.3 Rules of Construction	17
1.4 Foreign Currency Conversion	17
Article II Purchase and Sale	18
2.1 Purchase and Sale	18
2.2 Purchase Price	18
2.3 Example Purchase Price Spreadsheet; Estimated Statement; Closing Statement; Purchase Price Adjustment	19
2.4 Withholding	21
Article III Closing	22
3.1 Closing	23
3.2 Deliveries at Closing	23
Article IV Representations and Warranties Concerning Seller, the Target Company and the Target Subsidiaries	25
4.1 Existence and Power	25
4.2 Authorization; Execution	25
4.3 Capitalization of Target Company and Target Subsidiaries	26
4.4 Governmental Authorizations; Consents	26
4.5 Non-Contravention	26
4.6 Financial Statements; Estimated Statement; Business Cash	27
4.7 Absence of Certain Changes	28
4.8 Real Property	28
4.9 Title to and Sufficiency of Assets	28
4.10 Title to Purchased Equity	29
4.11 Litigation	29
4.12 Material Contracts	29
4.13 Products; Warranties; Defects; Liabilities	32
4.14 Intellectual Property	32
4.15 Insurance Coverage	37
4.16 Compliance with Laws	37
4.17 Government Contracts	37
4.18 Foreign Operations and Export Control	38
4.19 Employees and Independent Contractors	41
4.20 Taxes and Tax Returns	44
4.21 Customers and Suppliers	48
4.22 Business Benefit Plans	48
4.23 Transactions with Affiliates; Intercompany Accounts	50
4.24 Environmental Matters	50
4.25 Accounts Receivable	51
4.26 Inventory	51
4.27 Other Transactions	51

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4.28 Seller’s Finders’ Fees	51
4.29 No Other Representations and Warranties	51
Article V Representations and Warranties of the Purchaser	52
5.1 Existence and Power	52
5.2 Authorization; Execution	52
5.3 Governmental Authorizations; Consents	52
5.4 Non-Contravention	52
5.5 Litigation	53
5.6 Availability of Funds	53
5.7 Investment Intent	53
5.8 Purchaser’s Finders’ Fees	53
5.9 Solvency	53
5.10 Financing	53
5.11 Acknowledgement	54
Article VI Covenants of Seller	55
6.1 Conduct of Business Prior to the Closing	55
6.2 Notices of Certain Events	58
6.3 Confidentiality; Non-Competition; Non-Solicitation	58
6.4 No Other Acquisition Proposals	59
6.5 Termination of Licenses to the Owned Intellectual Property	60
6.6 Data Room	60
6.7 Settlement of the Settled Intercompany Accounts	60
6.8 IIA Notice	61
6.9 ITA Ruling	61
6.10 ITA Dividend Withholding Certificate	61
6.11 Business Cash Cooperation	61
Article VII Covenants of Seller and Purchaser	61
7.1 Access to Information	61
7.2 Authorizations and Filings	62
7.3 Further Assurances; Wrong Pocket	64
7.4 Employees	65
7.5 Plant Closings and Mass Layoffs	66
7.6 Specified Litigation	66
7.7 Financing	67
7.8 Registration of Databases	70
7.9 Trademarks	70
7.10 IIA Covenants	70
Article VIII Conditions to Closing	70
8.1 Conditions to the Obligations of Each Party	71
8.2 Conditions to Obligations of Purchaser	71
8.3 Conditions to Obligations of Seller	72
8.4 No Frustration of Conditions	73
Article IX Indemnification	73
9.1 Survival of Representations, Warranties, Covenants and Agreements	73

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9.2 Indemnification by Seller	74
9.3 Indemnification by Purchaser	74
9.4 Limitations on Indemnification	75
9.5 Notice of Loss; Third-Party Claims	76
9.6 Exclusive Remedy	77
9.7 Character of Indemnity Payments	78
Article X Certain Tax Matters	78
10.1 Tax Indemnity	78
10.2 Tax Returns	79
10.3 Transfer Taxes	80
10.4 Tax-Sharing Agreements	80
10.5 Pre-Closing Tax Matters	81
10.6 Closing Tax Period	81
10.7 Tax Claims	81
10.8 Tax Refunds and Certain Tax Benefits	81
10.9 Disputes	82
10.10 Section 338 Elections	82
10.11 Cooperation	82
10.12 Wage Reporting	83
10.13 Survival	83
Article XI Termination	83
11.1 Termination	83
11.2 Effect of Termination	84
Article XII Miscellaneous	84
12.1 Publicity	84
12.2 No Third-Party Beneficiaries	84
12.3 Notices	84
12.4 Assignment	86
12.5 Amendment and Modification; Waiver	86
12.6 Governing Law; Jurisdiction; Enforcement	86
12.7 Waiver of Jury Trial	88
12.8 Headings	88
12.9 Entire Agreement	88
12.10 Counterparts	88
12.11 Casualty Losses	88
12.12 Reformation	88
12.13 Time of Essence	88
12.14 Fees and Expenses	88
12.15 Remedies	88
12.16 Attorney-Client Privilege and Conflict Waiver	89
12.17 Non-Recourse	89
12.18 Construction and Disclosure	89

EXHIBITS

A       Form of GeoMagic Agreement

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B       Form of License Agreement

C       Form of License Code Generator Agreement

D       Form of Transition Services Agreement

E       Example Purchase Price Spreadsheet

F       Form of Deed of Assignment

ANNEXES

A       Employee Lists

B-1    Certain 3DS Retained Business Assets

B-2    Certain Business Assets

C       Deductions

D       Required Consents

E       Special Indemnities

iv

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of November 2, 2020 by and among (i) ST Acquisition Co., a Delaware corporation (the “Purchaser”), (ii) 3d Systems, Inc., a California corporation (the “Seller” and together with Purchaser, the “Parties” and each, a “Party”), (iii) for the purposes of guaranteeing Seller’s payment and performance obligations hereunder, 3D Systems Corporation, a Delaware corporation (the “Seller Guarantor”) and (iv) for the purposes of guaranteeing Purchaser’s payment and performance obligations hereunder in the event such obligations are assigned pursuant to Section 12.4, ST Acquisition Co. in its capacity as a guarantor (the “Guarantor”).

Recitals

A.       Seller is the record and beneficial owner of all of the issued and outstanding shares of Cimatron Ltd., a company organized under the laws of the State of Israel (“Cimatron Israel”), consisting of 100 ordinary shares each with a nominal value of NIS 0.1 (the “Purchased Equity”), and Cimatron Israel is the record and beneficial owner of all 100,000 issued and outstanding shares of common stock of Cimatron Technologies, Inc., a Michigan corporation (“Cimatron Michigan”).

B.       Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Purchased Equity, at the Closing all on the terms and subject to the conditions set forth in this Agreement.

Now Therefore, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1              Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below

“3DS-employed Business Employees” means all of the employees set forth under the heading “3DS-employed Business Employees” on Annex A who as of the date hereof are employed by Seller or one of its Affiliates that is not the Target Company or a Target Subsidiary and who perform their duties and work primarily for the Business and will be offered employment by Purchaser or one of its Affiliates in accordance with Section 7.4(a).

“3DS Retained Business” means the business of Seller and certain of its Subsidiaries of researching, developing, selling, licensing, distributing, otherwise providing, operating, maintaining and supporting CAD/CAM-based design for 3D additive manufacturing software, including 3DXpert Software, along with providing professional services related to the foregoing. For the avoidance of doubt, the 3DS Retained Business includes “post processing” (using subtractive manufacturing (i.e., the process of creating a three dimensional object by cutting or otherwise removing material from an object or block of material) to remove excess material from a 3D printed part).

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“3DS Retained Business Asset” means all properties, assets, Contracts and rights of every kind and nature, tangible or intangible (together with any goodwill symbolized by or associated with such intangible properties, assets and rights), real or personal, wherever located and whether now existing or hereafter acquired, in each case primarily relating to, or primarily used or held for use in the conduct of, the 3DS Retained Business; provided, however, that 3DS Retained Business Assets shall not include (i) assets relating to subtractive manufacturing and (ii) Business Assets, except for those Business Assets included on Annex B-1 hereto.

“3DS Retained Business Employees” means those Business Employees set forth under the heading “3DS-Retained Business Employees” on Annex A who (a) are employed by Cimatron Israel on the date hereof and will be transferred to the 3DS Retained Business Entity prior to Closing in accordance with Section 7.4(a) or (b) who are employed by one of the Target Subsidiaries and will be transferred to Seller or a Subsidiary of Seller that is not the Target Company or a Target Subsidiary on or prior to Closing.

“3DS Retained Business Entity” means 3DS Additive Israel Ltd., a company organized under the laws of the State of Israel.

“Accounting Convention” shall mean GAAP as to the determination of revenue (including deferred revenue) and cash and otherwise (with respect to other assets, liabilities and expenses of the Business), the historical accounting methods and principles of the Target Company and the Target Subsidiaries; provided, however, that, for avoidance of doubt, certain expenses related to, among other things, the allocation of corporate overhead and the participation of Business Employees in certain Seller share-based compensation plans, are prepared on a “carve-out” basis in accordance with past practice and not in accordance with GAAP

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any equity interest or other voting securities of the Target Company or any Target Subsidiary, whether by tender offer, exchange offer, merger, consolidation, business combination or similar transaction involving the Target Company or any Target Subsidiary; (b) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), or any sale, lease, exchange, transfer, license or disposition by Seller or any of its Affiliates (including the Seller Guarantor, Target Company and Target Subsidiaries) of, any Business Assets other than in the ordinary course of business; or (c) any liquidation or dissolution of the Target Company or any Target Subsidiary.

“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Business” means, collectively, the Cimatron Business and the GibbsCAM Business.

“Business Asset” means all properties, assets, Contracts and rights of every kind and nature, tangible or intangible (together with any goodwill symbolized by or associated with such intangible properties, assets and rights), real or personal, wherever located and whether now existing or hereafter acquired, in each case primarily relating to, or primarily used or held for use in the conduct of, the Business, including, but not limited to, those assets set forth on Annex B-2 hereto.

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“Business Benefit Plan” means each employment, consulting, or severance agreement, arrangement or plan and each other plan or arrangement providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation or holiday benefits, insurance (including any mandatory social insurance programs, commercial insurance and self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, fringe benefit, workers’ compensation, supplemental unemployment benefits, housing funds, maternity insurance, work-related injury insurance, change in control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) (i) that is maintained, contributed to or required to be contributed to, by any Person and under which any Business Employee (or any beneficiary thereof) is eligible to participate or receive benefits, (ii) that is maintained, contributed to or required to be contributed to, by the Target Company or any Target Subsidiary, or (iii) with respect to which the Business or the Target Company or any Target Subsidiary has or may have any current or future obligations or liabilities, contingent or otherwise; provided, however, that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a fund with respect to the wages of an employee (including Israel National Insurance, required pension and disability fund payments and severance fund payments including pursuant to Section 14 of the ISPL) (each, a “Mandatory Benefit Plan”) will not be considered a “Business Benefit Plan.”

“Business Cash” means any Cash of the Target Company or Target Subsidiaries as of the Reference Time, determined in accordance with the Accounting Convention.

“Business Cash Surplus” means the positive amount, if any, by which Business Cash exceeds Target Cash (provided, that, except as set forth in Section 8.1(c), Business Cash Surplus shall not exceed the Surplus Cap).

“Business Data” means all data accessed, processed, collected, stored, transferred, or disseminated by the Target Company, Target Subsidiaries or the Business, including any Personally Identifiable Information.

“Business Day” means a day other than a Friday, Saturday, Sunday or any day on which the principal commercial banks located in New York, New York or Tel Aviv, Israel are authorized or obligated to close under the laws of such state.

“Business Debt” means any Indebtedness of the Target Company or Target Subsidiaries or otherwise related to the Business that remains unsatisfied as of the Reference Time.

“Business Employees” means (a) the 3DS-employed Business Employees and (b) all employees of the Target Company and the Target Subsidiaries, in each case including those on approved leaves of absence.

“Business Intellectual Property” means all Intellectual Property owned by the Target Company, the Target Subsidiaries, Seller, or any of Seller’s Affiliates and used primarily in the operation of the Business as currently conducted.

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“Business Taxes” the sum of (a) the amount of Taxes attributable to income described in Sections 951, 951A and 956 of the Code that will be included in the Purchaser’s income as a result of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any such items of income attributable to the operations of the Target Company and the Target Subsidiaries on or prior to the Closing Date), (b) the total amount of Taxes attributable to income or gain that will be recognized by the Target Company and the Target Subsidiaries in connection with the transfer of any assets to, and the assumption of any liabilities by, the 3DS Retained Business Entity or any Affiliates (in determining the amount of Taxes pursuant to this subsection (b), the Target Company and the Target Subsidiaries shall be entitled to utilize any available deductions, current losses and carried-over losses of the Target Company and the non-U.S. Target Subsidiaries relating to any pre-Closing Tax Period, in order to minimize such Taxes), and (c) the total amount of United States and Israeli withholding Taxes, and other Taxes, that will be recognized by the Purchaser, the Target Company and the Target Subsidiaries in connection with the settlement, compromise and/or satisfaction of the Intercompany Accounts (and any other items associated with the settlement, compromise and/or satisfaction of any other intercompany obligations), in each case as of the Closing and determined based upon the fair market value of any assets transferred or exchanged and applicable Tax principles.

“Business Transaction Expenses” means, without duplication, the following fees, costs and expenses incurred or subject to payment or reimbursement by the Target Company or any Target Subsidiary, in each case in connection with the transactions contemplated hereby and incurred and not paid in full prior to the Closing: (a) all third party unpaid fees, costs, expenses, payments, and expenditures incurred by or on behalf of any of the Target Company or Target Subsidiaries or otherwise related to the Business in connection with the Closing and the transactions contemplated hereby whether or not billed, invoiced or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, financial advisors, investment bankers and brokers of Seller or the Target Company or any Target Subsidiary), including any VAT payable in connection therewith, and (b) any fees, costs and expenses incurred by, or payment obligations of, the Target Company or any Target Subsidiary and related to any transaction bonus, discretionary bonus, retention, success fee, equity award, change-of-control payment, severance, phantom equity payout, “stay-put” or other compensatory payment obligations (including all employer-side payroll Taxes associated therewith) to any Business Employee, including under any Business Benefit Plan or Mandatory Benefit Plan, as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement (whether alone or in combination with any other event such as a termination of employment); provided, however, that clause (b) of this definition will not apply to any other payment obligations that may be incurred by the Target Company or any Target Subsidiary as a result of the termination of a Continuing Business Employee’s employment after Closing. Notwithstanding the foregoing, Business Transaction Expenses shall not include any of items set forth on Annex C (Deductions) that may otherwise fall under one or more of the of the above categories of Business Transaction Expenses.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (116th Cong) (Mar. 27, 2020).

“Cash” means cash (excluding restricted balances) and cash equivalents (including marketable securities and short term investments), determined in accordance with this Agreement.

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“Cimatron Business” means the businesses of Cimatron Israel and the Target Subsidiaries, including the selling, licensing, distributing, otherwise providing, maintaining and supporting end-to-end solutions for designing and manufacturing tools including molds, dies, and electrodes, as well as programming any CNC and EDM machine for molds, dies, plates, and discrete manufacturing.

“Cimatron California” means Cimatron Gibbs, LLC, a California limited liability company.

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” means the applicable Laws regulating antitrust, competition or merger control matters.

“Confidential Information” means all confidential, non-public or proprietary knowledge, data or information regarding the Target Company, Target Subsidiaries or otherwise related to the Business.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 11, 2020 by and between Battery Management Corp. and Seller Guarantor.

“Continuing Business Employees” means (a) those 3DS-employed Business Employees who remain employed on the Closing Date by Seller or one of its Affiliates that is not the Target Company or a Target Subsidiary and who accept Purchaser’s, or its Affiliate’s, offer of employment in accordance with Section 7.4(a) and (b) all other Business Employees who remain in the Target Company’s or a Target Subsidiary’s employment on the Closing Date and whose employment continues with such Target Company or Target Subsidiary on and immediately following the Closing Date.

“Contract” means any contract (written or oral), undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“COTS Software” means commercially available off-the-shelf software and information technology services that are not incorporated into, distributed with, or required for the operation of any Product and that are available for a total replacement cost of less than $25,000.

“Deductions” mean those items set forth on Annex C.

“Deferred Revenue” means any monies received by the Target Company or any Target Subsidiary in respect of the Business from customers in advance of the full delivery or full performance of the related Products (irrespective of whether classified as a current or long term liability under GAAP), including (a) any deposits from customers pursuant to which the Business is obligated to expend funds for the purchase or performance of services for a specific order; and (b) any amounts invoiced to, or paid by, customers that, as of the date of determination, are invoiced, but not yet recognized as revenue in accordance with the Accounting Convention.

5

“DGCL” means the General Corporation Law of the State of Delaware.

“Encouragement Law” means the Israeli Encouragement of Capital Investments Law, 1959.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or during the six years preceding the date of this Agreement would have been, considered a single employer with a Seller or the Target Company or any Target Subsidiary under Section 4001(b) of ERISA or part of the same “controlled group” as the Target Company or a Target Subsidiary for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Export Control and Import Laws” means all export control and import legal requirements of the United States and applicable jurisdictions in which the Target Company or a Target Subsidiary or the Business otherwise conducts business, which govern exports and imports of controlled commodities, software or technology, embargoes, sanctions and boycotts, including, but not limited to, the U.S. Arms Export Controls Act (22 U.S.C. Ch. 39), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the U.S. Export Administration Act of 1979 (50 U.S.C. app. §§ 2401-2420), the U.S. International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the U.S. Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations, and executive orders relating to any of the foregoing, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020).

“Financing Sources” means entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby.

“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

“Fraud” means, (a) with respect to Seller’s express making of any of the representations and warranties set forth in Article IV (including in Seller’s Closing Certificate), (i) Seller made a representation, (ii) the representation was false when made and (iii) Seller acted with scienter; and (b) with respect to Purchaser’s express making of any of the representations and warranties in Article V (including in any Purchaser’s Closing Certificate), (i) Purchaser made a representation, (ii) the representation was false when made and (iii) Purchaser acted with scienter.

6

“Fundamental Representations” means those representations contained in Section 4.1 (Existence and Power), Section 4.2 (Authorization and Execution), Section 4.3 (Capitalization of the Target Company and the Target Subsidiaries), Section 5.1 (Existence and Power) and Section 5.2 (Authorization and Execution).

“GAAP” means United States generally accepted accounting principles consistently applied, at the time of the preparation of the subject financial statement.

“GeoMagic Agreement” means the GeoMagic Software License Agreement, in the form attached hereto as Exhibit A, between 3DS Retained Business Entity, as licensor, and Cimatron Israel, as licensee.

“GibbsCAM Business” means the businesses of Cimatron Michigan and Cimatron California, including the selling, licensing, distributing, otherwise providing, maintaining and supporting CNC machine programming solutions, including the research, design, distribution, development, marketing, sale, licensing and provision of support and professional services by Cimatron Michigan, Cimatron California and their applicable Affiliates for products and services (including Software applications) used in the programming of CNC machines.

“Government Contract” means any Contract for the sale of Products entered into by or otherwise binding on the Target Company, a Target Subsidiary, or the Business, on one hand, and a Governmental Authority, on the other hand, or entered into by or otherwise binding on the Target Company, a Target Subsidiary or the Business at any tier in connection with a Contract between another Person and a Governmental Authority.

“Government Proposal” means any quotation, application, bid or other proposal made or submitted to a Governmental Authority by or on behalf of the Target Company, a Target Subsidiary, or the Business that, if accepted or awarded, would result in a Government Contract binding thereon.

“Government Grant” shall mean any grant, incentive, qualification, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Authority, or judicial or arbitral body thereof, any outstanding application to receive the same filed by the Target Company or a Target Subsidiary, including by or on behalf of or under the authority of the IIA, the Investment Center, the BIRD Foundation, the ITA (solely with respect to “benefit”, “preferred” or “approved” enterprise status or similar programs) or any other bi/multi-national grant programs for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, directive, stipulation, determination or award of any Governmental Authority.

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“Governmental Authority” means any transnational, domestic or foreign national, federal, provincial, state or local governmental authority, department, court, tribunal, judicial or arbitral body and any instrumentality of any of the foregoing, including any political subdivision thereof.

“Holdback Amount” means $2,500,000.

“ICL” shall mean the Israeli Companies Law, 5759-1999 (including those portions of the Israeli Companies Ordinance [new version] 5743-1983 that continue to be in effect) and the regulations promulgated thereunder.

“IIA” means the Israel Innovation Authority (formerly the Office of the Chief Scientist) of the Israeli Ministry of the Economy and Industry.

“IIA Approvals” means, collectively, the IIA Lien Approval and the IIA License and Assignment Approvals.

“IIA License and Assignment Approvals” means an approval or approvals by the IIA on customary terms approving the grant of the licenses pursuant to the License Agreement and the assignment of Intellectual Property rights pursuant to the Deed of Assignment.

“IIA Lien Approval” means an approval by the IIA, on customary terms, approving the placement of a lien for the benefit of the Financing Source Parties on any of Cimatron Israel’s Intellectual Property developed using IIA Grants.

“Indebtedness” means, without duplication, all Liabilities (a) for borrowed money whether short term or long term or extensions of credit (including under credit cards, bank overdrafts and advances) other than trade payables incurred in the ordinary course of business, (b) evidenced by notes, bonds, debentures, mortgages or similar obligations, (c) for the deferred purchase price of goods or services other than trade payables or accruals incurred in the ordinary course of business, (d) under a lease classified as a capital lease in the Financial Statements and, with respect to such leases, only valued in an amount calculated using the same assumptions as used in the Financial Statements, and arising under conditional sales contracts and other similar title retention instruments, (e) for the outstanding amount of any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligation with respect to any letters of credit, bankers acceptances, fidelity bonds, surety bonds and performance bonds) (f) for all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (g) for all obligations for underfunded employee pension benefit plans that are subject to Section 412 or Section 430 of the Code or Title IV of ERISA and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA and amounts unfunded under any Mandatory Benefit Plan, (h) in respect of distributions payable or loans or advances payable to any Affiliates, stockholders or partners, (i) for all obligations in respect of employer-side payroll Taxes (which payroll Taxes will include any payroll Taxes that have been deferred under the CARES Act) with respect to each of the foregoing and with respect to the cancellation of options in connection with the transactions contemplated hereby, (j) for all long-term (i.e., in excess of 12 months) Deferred Revenue, and, with respect to clauses (a) through (j) of this definitions, for any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums, and any other costs and expenses or in the nature of direct or indirect guarantees of the obligations. Notwithstanding the foregoing, Indebtedness shall not include any of items set forth on Annex C (Deductions) that may otherwise fall under one or more of the of the above categories of Indebtedness.

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“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984, and all rules, regulations and IIA-issued guidelines, directives and procedures, and any successor or subsequent Law to any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights and assets however arising, pursuant to the Laws of any jurisdiction throughout the world, including the following: (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, whether registered or unregistered, and the goodwill associated with the use of and symbolized by any of the foregoing, and all renewals thereof; (b) copyrights, whether registered or unregistered and all renewals thereof; (c) formulas, works of authorship, expressions, designs, design registrations, know-how, inventions, discoveries, business and technical information, data bases, data collections, methods, processes, compositions, trade secrets, and other proprietary know-how, and proprietary or confidential data and information, whether or not patentable; (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) and patent applications, patentable inventions, including all patentable designs, plants and utility inventions, whether or not patented, and all issuances and applications thereof; and (e) Software.

“Intellectual Property Registrations” means Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or domain name registrar in any jurisdiction, including registered trademarks, domain names, and registered copyrights, issued and reissued patents, and pending applications for any of the foregoing.

“Intercompany Accounts” means all accounts payable of the Target Company or Target Subsidiaries representing amounts owed by the Target Company or Target Subsidiaries to divisions or Affiliates of the Seller and accounts receivable owed to the Target Company or Target Subsidiaries by divisions or Affiliates of the Seller, including accounts payable or accounts receivable exclusively between or among Target Company and Target Subsidiaries.

“IP Licenses” means all Contracts concerning Intellectual Property pursuant to which the Target Company or any Target Subsidiary is granted a license to use Intellectual Property owned by any Person or pursuant to which the Target Company or any Target Subsidiary grants to any Person a license to use Intellectual Property owned by the Target Company or any Target Subsidiary.

“IRS” means the U.S. Internal Revenue Service.

“ISPA” shall mean the Israeli Severance Pay Law, 1963, all amendments thereto and all regulations promulgated thereunder.

“ITA” shall mean the Israel Tax Authority.

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“ITO” shall mean the Israeli Income Tax Ordinance [New Version], 1961, all amendments thereto and all regulations promulgated thereunder.

“Knowledge” or “Known” or similar words or phrases relating to (a) knowledge of Seller means the actual knowledge, after due inquiry and proper discharge of his or her duties of the following individuals: Andrew Johnson, Rajeev Kulkarni, Roy Sterenthal, Henry Tolmay, Stephanie McGinty and Jagtar Narula, and (b) knowledge of Purchaser means the actual knowledge, after due inquiry and proper discharge of his or her duties of the following individuals: Morad Elhafed, Richard Smith and Robbie Payne.

“Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, proclamation, treaty, convention, or other requirement of any Governmental Authority that is applicable to the relevant Person.

“Liability” or “Liabilities” means any liability, debt, cost, obligation, deficiency, Tax, penalty, fine or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted.

“License Agreement” means the Source Code License Agreement, in the form attached hereto as Exhibit B, between Cimatron Israel, as licensor, and 3DS Retained Business Entity, as licensee.

“License Code Generator Agreement” means the License Code Generator Agreement, in the form attached hereto as Exhibit C, between 3DS Retained Business Entity, as licensor, and Cimatron Israel, as licensee.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, charge, option, hypothecation, collateral assignment, encumbrance, easement, encroachment, title retention device, conditional sale, security interest, restriction or similar claim in equity of any kind or nature whatsoever (including any restriction on (a) the voting of any security or the transfer of any security or other asset (other than any restriction on transfer arising under any state or federal securities law), (b) the use of any asset (except for the terms of any Business Real Property Lease), and (c) the possession, exercise or transfer of any other attribute of ownership of any asset (except for the terms of any Business Real Property Lease)).

“Losses” means any losses, Liabilities, obligations, damages, settlement amounts, costs or expenses of any nature (including reasonable attorneys’ fees and expenses) incurred or suffered by any Person making a claim or seeking indemnification pursuant to Article IX; provided, however, Losses shall not include any punitive damages except to the extent they are recovered as a result of the resolution of a Third-Party Claim or any indirect damages that would not be reasonably foreseeable by such Person as a result of the underlying breach or other event giving rise to the claim for indemnification pursuant to Article IX.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition or the Business Assets, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: any event, occurrence, fact, condition or change attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Business operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any changes in applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) any natural or man-made disaster or acts of God, including weather, natural disasters, earthquakes, epidemics, pandemics or disease outbreaks (including the novel corona virus (and any resulting COVID-19 or related sickness)); (g) any matters that result from any acts or omissions of Seller, the Target Company or a Target Subsidiary thereof carried out (or omitted to be carried out) with the written consent of Purchaser pursuant to Section 6.1 or otherwise at the written request or direction of Purchaser; (h) the announcement or pendency of, or the taking of any action contemplated by, this Agreement and the transactions contemplated hereby; or (i) the failure by the Business, taken as a whole to meet internal or third party projections or forecasts or any revenue or earning projections for any period in and of itself; provided, however, that the facts and circumstances underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred; and, further, except, in the case of clauses (a) through (f) of this definition for any such event, occurrence, fact, condition or change that has a disproportionate effect on the Business (taken as a whole) as compared to other businesses or participants in the businesses and industries in which the Target Company and Target Subsidiaries operate.

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“Non-Continuing Employees” means those Business Employees set forth on Annex A under the heading “Non-Continuing Employees” whose employment with such Target Company or Target Subsidiary will terminate before Closing in accordance with Section 7.4(a) or who otherwise do not become Continuing Business Employees, other than the 3DS Retained Business Employees.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Target Company or Target Subsidiaries.

“Pandemic Response Laws” means the CARES Act, the FFCRA, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Paying Agent” means a paying agent to be mutually agreed upon between Purchaser and Seller prior to Closing.

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“Paying Agent Agreement” means the Paying Agent Agreement, in the form to be mutually agreed upon prior to the Closing by Purchaser, Seller and the Paying Agent, among Purchaser, Seller and the Paying Agent.

“Permit” means all franchises, permits, certifications, licenses, rights, exemptions, approvals, authorizations, consents, waivers, registrations, security clearances, or other authorization of Governmental Authorities issued under or with respect to applicable Laws or Governmental Orders.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which reserves have been provided on the Most Recent Balance Sheets and which are not, individually or in the aggregate, material to the Business, (c) with respect to any Business Real Property Leases: (i) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority, (ii) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, (iii) statutory or contractual Liens of lessors for amounts not yet due and payable or Liens on the lessor’s or prior lessor’s interest, and (iv) any Lien encumbering a Business Real Property Lease other than monetary Liens arising by or through tenant, (d) Liens created by Purchaser or its successors and assigns, and (e) Liens that are set forth on Schedule I.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency, Governmental Authority, unincorporated organization, trust, association or instrumentality, or any other entity.

“Personally Identifiable Information” means any specific and unique information relating to or associated with an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Post-Closing Tax Period” means any taxable year or period that ends after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Product” means any of the products and services that are, as of the date hereof (or were at any time during the three-year period immediately preceding the date hereof), owned, created, designed, developed, manufactured, marketed, licensed, sold or otherwise provided (whether in existence or in development) by or on behalf of the Target Company, the Target Subsidiaries, or the Business, including hardware and Software.

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“Reference Time” means 11:59, p.m., Boston time, on the day immediately prior to the Closing Date.

“Schedules” means, with respect to Seller, the disclosure schedules delivered by Seller under Article IV, and, if applicable, with respect to Purchaser, the disclosure schedules delivered by Purchaser under Article V.

“SEC” means the United States Securities and Exchange Commission.

“Seller’s Parties” means Seller and its equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, beneficiaries, heirs, successors or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, beneficiary, heir, successor or assign of any of the foregoing).

“Software” means computer software programs and software systems, including firmware, middleware, interfaces, databases, compilations, collections, technical data, configurations, tool sets, scripts, web sites, mobile applications, HTML code, compilers, software embedded in hardware devices, higher level or “proprietary” languages and related documentation, manuals, media, technical specifications and materials, whether in source code, object code, human readable or other form.

“Specified Litigation” has the meaning set forth in Schedule 4.11.

“Straddle Period” means a Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership) and (b) any limited liability company with respect to which such Person is the sole member or a manager.

“Surplus Cap” means $2,000,000.

“Target Cash” means USD $8,000,000.

“Target Company” means Cimatron Israel the “Target Company.”

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“Target Subsidiaries” means the Subsidiaries of Cimatron Israel set forth on Schedule 4.3, each, a “Target Subsidiary.”

“Tax” means any federal, state, local, foreign and other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or any similar taxes), unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, ad valorem, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Tax Return” means any return, declaration, notice, statement, report, form, information return, claim for refund or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the transactions contemplated by this Agreement, including the License Agreement, the GeoMagic Agreement, the License Code Generator Agreement, the Transition Services Agreement and the Paying Agent Agreement.

“Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit D, by and between Seller and Purchaser or an Affiliate of Purchaser pursuant to which Seller, Purchaser and certain of their respective Affiliates, as applicable, will provide services to one another on and after Closing in accordance with the terms and conditions thereof.

“Trapped Cash” means any Business Cash which, at the Closing, is not capable of being lawfully spent, distributed, loaned or released by the Target Company or Target Subsidiaries within 15 Business Days following the Closing due to legal restriction or capital adequacy requirements under applicable Laws.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law requiring advance notice of plant closings or mass layoffs.

1.2              Cross-References. In addition to the foregoing defined terms, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Accounts Receivable”	4.25
“Agreement”	Preamble

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“Alternative Financing”	7.7(b)
“Anti-Corruption/AML Laws”	4.18(a)
“Antitrust Governmental Authority”	7.2(c)(i)
“Applicable Survival Date”	9.1(b)
“Base Purchase Price”	2.2(a)(i)
“Basket”	9.4(a)
“Business Cash Adjustment”	2.3(d)(ii)
“Business Cash Shortfall”	2.2(a)(v)
“Business Cash Surplus”	2.2(a)(v)
“Business Financial Statements”	4.6(a)
“Business Real Property Leases”	4.8
“Certain IIA Representations”	9.1(a)(ii)
“Cimatron Israel”	Preamble
“Cimatron Michigan”	Preamble
“Claim Notice”	9.5(a)
“Closing”	3.1
“Closing Statement”	2.3(c)
“Consideration Period”	7.4(a)
“Covenant Period”	6.3(b)
“Data Room”	1.3
“Deed of Assignment”	6.1
“Deferred Revenue Schedule”	4.6(d)
“Disputed Amounts”	2.3(d)(iii)
“Environmental Laws”	4.24
“Estimated Business Cash”	2.3(b)
“Estimated Business Debt”	2.3(b)
“Estimated Business Cash”	2.3(b)
“Estimated Business Taxes”	2.3(b)
“Estimated Closing Balance Sheet”	2.3(b)
“Estimated Purchase Price”	2.2(b)
“Estimated Statement”	2.3(b)
“Estimated Transaction Expenses”	2.3(b)
“Example Purchase Price Spreadsheet”	2.3(a)
“Financing Commitments”	5.10(a)
“Financing”	5.10(a)
“Funded Products”	4.14(l)(i)
“General Survival Expiration Date”	9.1(a)(ii)
“Government Officials”	4.18(b)
“Guaranteed Obligations”	Guaranty
“Guarantor”	Preamble
“Hazardous Materials”	4.24
“IAAs”	4.14(g)(ii)
“IIA Grants”	4.14(l)(ii)
“IIA Undertaking”	3.2(b)(vi)
“Indemnified Party”	9.5(a)
“Indemnified Taxes”	10.1(a)

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“Indemnifying Party”	9.5(a)
“Indemnity Reduction Amounts”	9.4(f)
“Independent Accountants”	2.3(d)(iii)
“Insurance Policies”	4.15(a)
“Intellectual Property Representations”	9.1(a)(ii)
“Intellectual Property Survival Expiration Date”	9.1(a)(iv)
“Interested Person”	4.23(a)
“IP Contributors”	4.14(g)(ii)
“ITA Dividend Withholding Certificate”	6.10
“ITA Ruling”	6.9
“Key Business Employee”	4.19(h)
“Maintenance Contracts”	4.12(b)
“Major Customer”	4.21(a)
“Major Supplier”	4.21(b)
“Material Contract”	4.12(a)
“Material Contracts”	4.12(a)
“Minor Claim”	9.4(a)
“Most Recent Balance Sheets Date”	4.6(a)
“Most Recent Balance Sheets”	4.6(a)
“Non-Party Affiliates”	12.17
“Open Intercompany Accounts”	4.23(b)
“Parties”	Preamble
“Party”	Preamble
“Payee”	2.4(a)
“Payor”	2.4(a)
“Personal Information Databases”	7.8
“Pre-Closing Period”	6.1
“Pre-Closing Tax Returns”	10.2(a)
“Prohibited Party Lists”	4.18(k)
“Proposed Business Cash”	2.3(c)
“Proposed Business Debt”	2.3(c)
“Proposed Business Taxes”	2.3(c)
“Proposed Transaction Expenses”	2.3(c)
“Purchase Price”	2.2(a)
“Purchase Price Deficit”	2.3(d)(vi)
“Purchase Price Surplus”	2.3(d)(vi)
“Purchased Equity”	Preamble
“Purchaser Indemnified Parties”	9.2
“Purchaser Indemnified Party”	9.2
“Purchaser’s Approvals”	5.3
“Purchaser’s Closing Certificate”	3.2(b)(viii)
“Purchaser”	Preamble
“Registrar”	4.1
“Resolution Period”	2.3(d)(ii)
“Restricted Actions”	10.5
“Restricted Benefits”	4.18(c)

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“Restricted Countries”	4.18(k)
“Review Period”	2.3(d)(i)
“Section 409A”	4.20(b)
“Seller Indemnified Parties”	9.3
“Seller Indemnified Party”	9.3
“Seller’s Approvals”	4.4
“Seller’s Closing Certificate”	3.2(a)(xv)
“Seller’s Legal Advisor”	12.16
“Seller’s Legal Advisors”	12.16
“Seller”	Preamble
“Settled Intercompany Accounts”	4.23(b)
“SOL Survival Expiration Date”	9.1(a)(iii)
“Special Indemnities”	9.2(g)
“Statement of Objections”	2.3(d)(ii)
“Straddle Period Tax Returns”	10.2(b)
“Target Subsidiaries Equity”	4.3(b)
“Tax Claim”	10.7
“Tax Refund”	10.8(a)
“Tax Representations”	9.1(a)(ii)
“Termination Date”	11.1(a)(iv)
“Third-Party Claim”	9.5(b)
“Transfer Taxes”	10.3
“Undisputed Amounts”	2.3(d)(iii)
“Valid Certificate”	2.4(b)
“VAT”	4.20(h)
“Withholding Drop Date”	2.4(b)

1.3              Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, references to sums of money are expressed in the lawful currency of the United States or the State of Israel, and “$” or “USD” refers to U.S. Dollars and “₪” or “ILS” refers to the New Israeli Shekel. The phrases “provided to Purchaser,” “made available to Purchaser,” “furnished to Purchaser,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that the information or material referred to has been posted to the electronic data room entitled “Project Mars” at least twenty-four (24) hours prior to the date of this Agreement, as maintained by Hunton Andrews Kurth LLP on behalf of Seller (the “Data Room”).

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1.4              Foreign Currency Conversion. With respect to the calculation of the Purchase Price, if any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the disclosure schedules) referred to herein (including the calculation, payment or reimbursement of Losses under Article IX hereof) is originally stated or expressed in a currency other than U.S. Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into U.S. Dollars at the exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York as of the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so hereunder (or, in the case of Article IX  hereof, would have first become obligated to do so).

Article II
Purchase and Sale

2.1              Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, free and clear of any Liens, and Purchaser shall purchase and acquire, all of the Purchased Equity in exchange for cash consideration equal to the Purchase Price.

2.2              Purchase Price.

(a)               Subject to the further terms and conditions of this Agreement, Purchaser shall pay to Seller in exchange for the Purchased Equity the aggregate amount (such amount, the “Purchase Price”) equal to:

(i)                 US$73,000,000.00 in cash (the “Base Purchase Price”);

(ii)              minus, the Holdback Amount,

(iii)            minus, any Business Debt;

(iv)             minus, any Business Transaction Expenses;

(v)               minus, the amount, if any, by which Business Cash is less than the Target Cash (the “Business Cash Shortfall”) or plus, seventy-five percent (75%) of the Business Cash Surplus;

(vi)             minus, the Business Taxes; and

(vii)          minus, the aggregate amount reflected on Annex C (Deductions).

(b)               The Purchase Price shall first be determined at Closing on an estimated basis as set forth on the Estimated Statement (such estimated Purchase Price, the “Estimated Purchase Price”) but the Estimated Purchase Price shall be subject to an adjustment after the Closing in the manner set forth in Section 2.3.

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(c)               Any amounts payable under this Section 2.2 to Seller or, in the case of Business Debt to be repaid at Closing and Business Transaction Expenses, to other Persons as directed by Seller, shall be paid by Purchaser in cash by wire transfer of immediately available funds to an account or accounts designated in writing by Seller, to be so designated no later than three Business Days prior to Closing.

2.3              Example Purchase Price Spreadsheet; Estimated Statement; Closing Statement; Purchase Price Adjustment.

(a)               Example Purchase Price Spreadsheet. Attached as Exhibit E is a spreadsheet setting forth an example calculation of the Purchase Price reflecting the components set forth in Section 2.2(a) (the “Example Purchase Price Spreadsheet”).

(b)               Estimated Statement. At least three Business Days before the Closing, Seller shall prepare and deliver to Purchaser a statement setting forth Seller’s good faith estimate as of immediately prior to the Closing (the “Estimated Statement”), which shall include, (A) the estimated amount of all Business Cash as of the Reference Time (the “Estimated Business Cash”) and the Business Cash Shortfall or Business Cash Surplus, as applicable, (B) the entity name in which such Business Cash is held and the location and bank account where all such Business Cash is held, (C) the estimated aggregate Business Debt as of the Reference Time (the “Estimated Business Debt”), (D) the estimated amount of all Business Debt owed to each such Target Company or Target Subsidiary lender as of immediately prior to the Closing, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof on the Closing Date, (E) a complete and correct list of each lender holding any such Business Debt, (F) an itemized list of each Business Transaction Expense, including the names and addresses of each Person to whom such expense was or is owed, (G) the estimated aggregate Business Transaction Expenses as of immediately prior to the Closing (the “Estimated Transaction Expenses”), (H) an estimated balance sheet of the Target Company and Target Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein and excluding the 3DS Retained Business) (the “Estimated Closing Balance Sheet”), (I) a certificate of the Chief Financial Officer of Seller that the items set forth in clauses (A) through (H) were prepared in accordance with the Accounting Convention, (J) wire instructions for each recipient of payment of Estimated Transaction Expenses or Estimated Business Debt; and (K) the estimated amount of all Business Taxes as of the Reference Time (the “Estimated Business Taxes”).

(c)               Closing Statement. Within 90 days after the Closing Date, Purchaser shall prepare (or cause to be prepared) and deliver to Seller a statement (the “Closing Statement”) setting forth its calculation of the actual Business Cash (the “Proposed Business Cash”), the Business Cash Shortfall or 75% of the Business Cash Surplus, as applicable, as of the Closing (the “Proposed Business Cash Adjustment”), the actual Business Debt as of the Closing (the “Proposed Business Debt”), the actual Business Transaction Expenses as of the Closing (the “Proposed Business Transaction Expenses”), and the actual Business Taxes (the “Proposed Business Taxes”), the which statement shall contain a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, such Proposed Business Cash, Proposed Business Cash Adjustment, Proposed Business Debt, Proposed Transaction Expenses, and Proposed Business Taxes.

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(d)               Examination and Review; Purchase Price Adjustment.

(i)                 After receipt of the Closing Statement, Seller shall have 45 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller’s accountants shall have reasonable access to the books and records of the Business, the personnel of and work papers prepared by Purchaser, in each case to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or any of its Affiliates, including from and after Closing, the Target Company and the Target Subsidiaries.

(ii)              On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each specific disputed item or amount, the basis for Seller’s disagreement therewith and proposing alternative values with respect to such specific items (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections to Purchaser before the expiration of the Review Period, then the Proposed Business Debt, the Proposed Transaction Expenses, the Proposed Business Cash and Proposed Business Cash Adjustment, and the Proposed Business Taxes, in each case set forth in the Closing Statement, shall constitute the actual Business Debt, actual Business Transaction Expenses, actual Business Cash and the Business Cash Shortfall or 75% of the Business Cash Surplus, as applicable (the “Business Cash Adjustment”), and the actual Business Taxes, respectively as of the Closing for purposes of this Agreement and shall be final, binding and conclusive on all Parties. If Seller delivers the Statement of Objections to Purchaser before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.

(iii)            If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants who is mutually agreeable to the Seller and Purchaser (the “Independent Accountants”) who shall resolve the Disputed Amounts only and make any adjustments to the Disputed Amounts. The resolution of the Disputed Amounts by the Independent Accountants will (A) be set forth in writing, (B) be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively, (C) constitute an arbitral award, (D) be conclusive and binding upon all Parties upon which a judgment may be rendered by a court having proper jurisdiction, and (E) be made without regard to materiality. In making any determination as to the amount of any Disputed Amounts that involve Business Taxes, the Independent Accountant shall make such determination based on whether or not any such Taxes have been, are or will be incurred, based on a “more likely than not” standard.

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(iv)             The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(v)               The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as Seller and Purchaser shall agree in writing) after their engagement as set forth in Section 2.3(d)(iii). The actual Business Debt, actual Business Transaction Expenses, actual Business Cash and actual Business Cash Adjustment, as applicable, and actual Business Taxes, if any, properly disputed under Section 2.3(d)(iii), shall be conclusive and binding upon the Parties.

(vi)             Following final determination pursuant to this Section 2.3 of each of the actual amounts of Business Debt, actual Business Transaction Expenses, actual Business Cash Adjustment and actual Business Taxes (A) if the amount of Purchase Price is less than the amount of Estimated Purchase Price (such difference the “Purchase Price Deficit”), Seller shall pay to Purchaser the Purchase Price Deficit into an account of Purchaser designated in writing to Seller by Purchaser by wire of immediately available funds as soon as practicable, but in any event within five Business Days, following final determination of such amounts in accordance with this Agreement, or (B) if the amount of the Purchase Price is greater than the amount of Estimated Purchase Price (such difference the “Purchase Price Surplus”), then Purchaser shall pay, into an account of Seller designated in writing to Purchaser by Seller, the Purchase Price Surplus; provided, however, that in no event will the portion of the Purchase Price Surplus attributable to the Business Cash Adjustment exceed $1,500,000, inclusive of any adjustment attributable to Business Cash Surplus taken into account at Closing pursuant to Section 2.2(a)(v), by wire of immediately available funds as soon as practicable, but in any event within five Business Days, following final determination of such amounts in accordance with this Agreement. The Purchase Price Deficit or Purchase Price Surplus, as applicable, is referred to herein as the “Post-Closing Adjustment.” The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(vii)          Any payments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(viii)        This Section 2.3 is not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements.

2.4              Withholding.

(a)               Purchaser and its Affiliates (including the Target Company and the Target Subsidiaries after the Closing and, in respect of consideration payable hereunder in connection with the Purchased Equity, Paying Agent) (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person (each, a “Payee”) such amounts as the applicable Payor is required to deduct and withhold under any Tax law with respect to the making of such payment; provided, however, that the applicable Payor shall allow the applicable Payee to provide documentation to such Payor with a view to minimizing or eliminating such withholding, but following delivery of any such documentation by the applicable Payee, the applicable Payor shall be entitled, in its good faith but sole discretion, to deduct such Tax withholding as it determines to be required under applicable Law; provided, further, that if Seller provides Purchaser, by no later than five Business Days prior to the Closing Date, with a Valid Certificate or such other documentation in form and substance satisfactory to Purchaser), any deduction or withholding, if any, by Purchaser shall be made pursuant to such Valid Certificate (or such other documentation, if applicable, as shall be determined by Purchaser). To the extent that amounts permitted to be withheld pursuant to this Section 2.4(a) or Section 2.4(b) are so withheld and are paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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(b)               Unless Seller provides Purchaser, by no later than five (5) Business Days prior to the Closing Date, with a Valid Certificate (or such other documentation in form and substance satisfactory to Purchaser), any and all consideration payable hereunder in connection with the Purchased Equity shall be transferred to Paying Agent without any withholding or deduction of Israeli Tax and retained by the Paying Agent for future payment to Seller for a period of 180 days from the date of payment or, in each case, such an earlier date requested in writing by Seller (the “Withholding Drop Date”), during which time (i) no payments shall be made by Paying Agent to Seller and no amounts of Israeli Tax shall be withheld from the payments deliverable pursuant hereto in connection with the Purchased Equity, and (ii) Seller may seek to obtain a Valid Certificate (as defined below). If Seller delivers such Valid Certificate to Paying Agent no later than five (5) Business Days prior to the Withholding Drop Date, Paying Agent shall deduct and withhold any Israeli Tax, if any, from the relevant payment in accordance with the provisions of such Valid Certificate, and the balance of any such payment owing to Seller shall be paid to Seller. If Seller (A) does not provide Paying Agent with such Valid Certificate by no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request to Paying Agent to release the payment to be made to the Seller prior to the Withholding Drop Date and fails to submit a Valid Certificate for Seller at or before such time, then the amount to be withheld from the payment to Seller shall be calculated according to the applicable withholding rules as determined by Paying Agent, who shall pay to Seller the balance of the payment due that is not so withheld. The Parties acknowledge and agree that they intend to comply with Israeli Income Tax Circular 19/2018. For the purposes hereof, a “Valid Certificate” means a valid certificate, ruling or any other written instructions regarding Israeli Tax withholding issued by the ITA in a form and substance satisfactory to the applicable Payor, confirming exemption from, or reduced, withholding of Israeli Tax in respect of the applicable payment.

(c)               To the extent any Payor withholds any amounts pursuant to Sections 2.4(a) or 2.4(b), such Payor shall provide the Payee, as soon as practicable (but no later than 30 Business Days), with sufficient evidence regarding such withholding. The Parties agree to cooperate with each other in order to reduce or eliminate any applicable deductions or withholdings in accordance with applicable Law.

Article III
Closing

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3.1              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and time as may be agreed in writing by the Parties, but in no event later than two Business Days following the date on which all conditions to the Closing set forth in Article VIII shall have been satisfied or waived in accordance with this Agreement (other than those conditions that are contemplated to be satisfied prior to the Closing), all such actions and occurrences taking place at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered; provided, however, that Purchaser and Seller intend that Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents (by fax, pdf or other electronic exchanges) and the prior physical exchange of certificates and certain other instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or its outside counsel) of their release on the Closing Date.

3.2              Deliveries at Closing.

(a)               Deliveries of Seller. In addition to the taking of such other actions as may be provided for in this Agreement, Seller shall have delivered or caused to be delivered to Purchaser the following documents, each properly executed and dated by Seller (or a Seller Affiliate, as applicable) as of the Closing Date (unless otherwise specified below), as applicable, and in form attached hereto or in a form and substance reasonably acceptable to Purchaser (unless otherwise waived by Purchaser):

(i)                GeoMagic Agreement;

(ii)              the License Agreement;

(iii)            the License Code Generator Agreement;

(iv)             the Paying Agent Agreement;

(v)               the Transition Services Agreement;

(vi)             evidence of the release, discharge or termination of all Liens on the Purchased Equity and all Liens securing Business Debt that is being paid off at Closing, including evidence of the termination and removal of all UCC-1 financing statements (and similar statements in jurisdictions outside of the United States) and the discharge of all other monetary Liens; provided, however, that with respect to that certain Credit Agreement, dated as of February 27, 2019, as amended, among Seller Guarantor, certain of its Affiliates (other than the Target Company and the Target Subsidiaries), HSBC Bank USA, N.A., as administrative agent, swing loan lender and issuing lender, and the other lenders party thereto, the evidence will comprise a partial lien release letter and UCC-3 termination statements;

(vii)          copies of those certain Seller’s Approvals set forth on Annex D under the heading “Seller’s Required Consents;”

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(viii)        unless otherwise requested by Purchaser, resignation letters from the directors, officers and managers, as the case may be, of the Target Company and the Target Subsidiaries, effective as of Closing;

(ix)             if the Purchased Equity is certificated, certificates with respect to the Purchased Equity, to the extent issued, share certificates representing the Purchased Equity, or affidavits of loss in lieu thereof, together with related share transfer deeds, duly executed by Seller;

(x)               a duly executed certificate of non-foreign status, dated as of the Closing Date, conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2), stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(xi)             an original, properly completed and duly executed IRS Form W-9 executed on behalf of Seller by a duly authorized representative;

(xii)          (a) a statement by Cimatron Michigan conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations with respect to Cimatron Michigan;

(xiii)        an original, properly completed and duly executed IRS form in the W-8 series executed on behalf of Cimatron Israel by a duly authorized representative;

(xiv)         a true and correct copy of Cimatron Israel’s shareholders register, prepared in accordance with Section 130 of the ICL and duly executed by an authorized officer of Cimatron Israel, dated as of the Closing Date, recording Purchaser as the owner of the Purchased Equity;

(xv)           a certificate of an authorized officer of Seller certifying as to the satisfaction of the closing conditions set forth in Section 8.1 and Sections 8.2(a) through 8.2(c) (“Seller’s Closing Certificate”); and

(xvi)         the ITA Dividend Withholding Certificate described in Section 6.10 shall have been obtained.

(b)               Deliveries of Purchaser. In addition to the taking of such other actions as may be provided for in this Agreement, Purchaser shall have delivered or caused to be delivered to Seller the following documents, each properly executed and dated by Purchaser as of the Closing Date (unless otherwise specified below), as applicable, and in form attached hereto or in a form and substance reasonably acceptable to Seller:

(i)                 GeoMagic Agreement;

(ii)              the License Agreement;

(iii)            the License Code Generator Agreement;

(iv)             the Transition Services Agreement;

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(v)               the Paying Agent Agreement;

(vi)             a letter of undertaking towards the IIA, in the form required under applicable Law, signed by Purchaser (the “IIA Undertaking”);

(vii)          copies of those certain Purchaser’s Approvals set forth on Annex D under the heading “Purchaser’s Required Consents;”; and

(viii)        a certificate of an authorized officer of Purchaser certifying as to the satisfaction of the closing conditions set forth in Sections 8.1, 8.3(a) and 8.3(b) (“Purchaser’s Closing Certificate”).

Article IV
Representations and Warranties Concerning Seller, the Target Company and the Target Subsidiaries

Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date the following:

4.1              Existence and Power. Each of Seller, each Target Company and each Target Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (if such concept is applicable in the relevant jurisdiction) under the Laws of its jurisdiction of incorporation and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each of Seller, each Target Company and each Target Subsidiary is duly licensed or qualified to do business and is in good standing (if such concept is applicable in the relevant jurisdiction) as a foreign entity, in each jurisdiction in which the ownership of its assets or the operation of the Business as currently conducted makes such licensing, qualification or good standing (as applicable) necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Cimatron Israel is not registered by the Israeli Registrar of Companies (the “Registrar”) under the status of a “breaching company” within the meaning of Section 362A of the ICL. Seller has made available to Purchaser complete and correct copies of the Organizational Documents of Seller and of the Organizational Documents of each Target Company and each Target Subsidiary set forth on Schedule 4.1.

4.2              Authorization; Execution. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the execution and delivery by Seller of any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each other Transaction Document to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

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4.3              Capitalization of Target Company and Target Subsidiaries.

(a)               As of the date hereof and as of Closing, Seller is and will be, respectively, the owner, beneficially and of record, free and clear of all Liens other than transfer restrictions imposed thereon by applicable Law and Liens that will be released at Closing, of all of the Purchased Equity.

(b)               The capital stock of the Target Subsidiaries is owned beneficially and of record, free and clear of all Liens, other than transfer restrictions imposed thereon by applicable Law and Liens that will be released at Closing, by Cimatron Israel, as set forth on Schedule 4.3(b) (the “Target Subsidiaries Equity”).

(c)               All of the Purchased Equity and the Target Subsidiaries Equity has been duly authorized and validly issued and is fully paid and nonassessable, and is not subject to any preemptive or subscription rights and was not issued in violation of any preemptive or subscription rights. Except for the Purchased Equity and the Target Subsidiaries Equity, there is no capital stock of any of the Target Company or Target Subsidiaries reserved, issued or outstanding, and there are no preemptive rights or other outstanding rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts of any character (w) convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe or acquire, any capital stock of any of the Target Company or Target Subsidiaries or obligating any of the Target Company or Target Subsidiaries to issue, transfer, sell, purchase, return or redeem any capital stock, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any capital stock of any of the Target Company or Target Subsidiaries, (y) restricting the transfer of any capital stock of any of the any of the Target Company or Target Subsidiaries, or (z) with respect to the voting of the Purchased Equity or Target Subsidiaries Equity, as applicable, of any of the Target Company or Target Subsidiaries. Except for the Purchased Equity and the Target Subsidiaries Equity, no Target Company or Target Subsidiary owns any capital stock of any other Person.

4.4              Governmental Authorizations; Consents. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which Seller is a party require no action by or in respect of, or filing with, or the consent of (with or without the giving of notice) any Governmental Authority or any other Person, except for (a) the filing with the SEC of such reports and other materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (b) actions and filings set forth on Schedule 4.4 (such actions and filings described in clause (b) of this Section 4.4 are referred to as “Seller’s Approvals”), in each of clauses (a) and (b), other than actions or filings that would not reasonably be expected to be material and adverse to the consummation of the transactions contemplated hereby if not taken or made.

4.5              Non-Contravention. The execution, delivery and performance by Seller (including, for the avoidance of doubt, the Target Company and Target Subsidiaries) of this Agreement and each Transaction Document to which Seller is a party and, assuming that all Seller’s Approvals have been properly obtained, the consummation of the transactions contemplated hereby and thereby, do not and will not:

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(a)               contravene or conflict with the Organizational Documents of Seller, the Target Company or any Target Subsidiary;

(b)               contravene or conflict with in any material respect any provision of any Law or Governmental Order binding upon or applicable to Seller, the Target Company, any Target Subsidiary or the Business;

(c)               except as set forth on Schedule 4.5(c), constitute a default or breach under, or give rise to any right of termination, cancellation, loss of benefit or acceleration of performance under any provision of any Material Contract binding upon the Seller, Target Company or Target Subsidiaries or any Material Contract otherwise affecting the Business; or

(d)               result in the creation or imposition of any Lien on any material Business Asset of the Target Company or any Target Subsidiary.

4.6              Financial Statements; Estimated Statement; Business Cash.

(a)               Attached to Schedule 4.6(a) are complete and correct copies of (i) the unaudited consolidated balance sheets of the Cimatron Business and of the GibbsCam Business as of September 30, 2020 (such date, the “Most Recent Balance Sheets Date” and such balance sheets, the “Most Recent Balance Sheets”), and (ii) the unaudited income statements of the Cimatron Business and of the GibbsCam Business for the periods ended on the Most Recent Balance Sheets Date and as of the years ended December 31, 2019 and December 31, 2018, together with all related and applicable schedules and notes (such statements, collectively, the “Business Financial Statements”). Each of the balance sheets included in the Business Financial Statements have been prepared in accordance with the Accounting Convention and fairly presents the financial position of the Business as of the date thereof and each of the statements of income included in the Business Financial Statements fairly presents the results of operations of the Businesses for the periods then ended.

(b)               The Target Company and Target Subsidiaries have in place systems and processes designed to provide reasonable assurances regarding the reliability of the Business Financial Statements.

(c)               Except as set forth on Schedule 4.6(c), all of the Liabilities reflected on the Most Recent Balance Sheets are related to the Business and arose out of or were incurred in the ordinary course of business. Except (i) to the extent reflected or reserved against in the Most Recent Balance Sheet, or (ii) for Liabilities that are incurred after the date of the Most Recent Balance Sheets in the ordinary course of business consistent with past practice, (iii) that will be discharged or paid in full prior to Closing, (iv) for Business Transaction Expenses incurred in connection with Closing, (v) that would not reasonably be expected to be, individually or in the aggregate, material to the Business, there are no Liabilities.

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(d)               Attached to Schedule 4.6(d) is a complete and correct copy of a schedule of Deferred Revenue of the Cimatron Business and the GibbsCam Business as of October 27, 2020 (the “Deferred Revenue Schedule”). The Deferred Revenue Schedule indicates, as to each customer listed thereon, (i) the invoice to which such Deferred Revenue relates, (ii) the related period over which such Deferred Revenue is to be recognized by the Business on its financial statements in accordance with the Accounting Convention, and (iii) the portion of such Deferred Revenue that is required to be reflected as long-term deferred revenue in the financial statements of the Business in accordance with the Accounting Convention. All Deferred Revenue listed on the Deferred Revenue Schedule has been accrued and is reflected on the face of the Most Recent Balance Sheet in accordance with the Accounting Convention. Except for the performance of support and maintenance services in the ordinary course of business consistent with the Business’ standard terms and conditions and past practice, the Business is not obligated to make any payments or expend any monies after the Closing in respect of the Deferred Revenue listed on the Deferred Revenue Schedule, other than payments to suppliers in the ordinary course of business that, in any event, do not exceed (x) $10,000 as to any single expense or (y) $250,000 in the aggregate as to all Deferred Revenue listed on the Deferred Revenue Schedule.

(e)               Schedule 4.6(e) sets forth a list of all bank accounts of the Business, including the jurisdiction in which each such bank account is located, and the amount of cash in each such account as of two Business Days prior to the date hereof.

4.7              Absence of Certain Changes. Since the Most Recent Balance Sheets Date, except as set forth on Schedule 4.7:

(a)               there has been no material change in the financial condition, business, assets, liabilities or operating results of the Business taken as a whole that has had or could reasonably be expected to have a Material Adverse Effect;

(b)               there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any material Business Assets or property that is material to the business of the Target Company and the Target Subsidiaries;

(c)               the Business has been operated in the ordinary course of business and consistent with past practice in all material respects; and

(d)               no Target Company nor any Target Subsidiary has taken any action that, if taken after the date hereof, would require consent of Purchaser pursuant to Section 6.1.

4.8              Real Property. No Target Company nor any Target Subsidiary owns any real property that is used in, useful for or otherwise related to the Business. The Target Company or Target Subsidiary leases or subleases all real property used in the Business. Schedule 4.8 describes, as of the date hereof, all such real property leased or subleased by the Target Company or a Target Subsidiary (the “Business Real Property Leases”), specifying the name of the lessor or sublessor and a brief description of each such lease or sublease, including the current annual lease payment under each such Business Real Property Lease.

4.9              Title to and Sufficiency of Assets. The Target Company and Target Subsidiaries hold and own valid title to or have valid leasehold interests in respect of or valid licenses to use, each of their respective material assets, free and clear of all Liens other than Permitted Liens and Liens that will be released at Closing. Such assets (together with the services and products provided under the Transition Services Agreement) are sufficient for the conduct of the Business as of immediately following the Closing in substantially the same manner as currently conducted and, except as set forth on Schedule 4.9, comprise all of the material assets employed the by Target Company and Target Subsidiaries in connection with the Business as conducted immediately prior to Closing.

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4.10          Title to Purchased Equity. Upon consummation of the transactions contemplated hereby, Purchaser will have acquired good and marketable title in and to the Purchased Equity free and clear of any Liens.

4.11          Litigation. Except as set forth on Schedule 4.11, other than ordinary course Proceedings for collections from customers of the Business that are not material in amount, there is no pending Proceeding, or to the Knowledge of Seller, Proceeding threatened in writing against or affecting the Target Company or any Target Subsidiary or, to the extent related to the Business, against Seller or any of its Affiliates (other than the Target Company or a Target Subsidiary) or that would be reasonably be expected to have an adverse impact on the Business. To the Knowledge of the Seller, there is no specific fact or circumstance that, either alone or together with other facts and circumstances, would reasonably be expected to give rise to any Proceeding against the Target Company or any Target Subsidiary by a third party, or to the extent related to the Business, against any Seller or its Affiliates. There is no Governmental Order binding upon Seller or any of its Affiliates or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of transactions contemplated by this Agreement or the Transaction Documents.

4.12          Material Contracts.

(a)               Except for the Contracts disclosed in the applicable subsection of Schedule 4.12(a) and on Schedule 4.12(b) (the “Material Contracts” and each, a “Material Contract”), no Target Company, no Target Subsidiary nor the Business is a party to or subject to, as applicable, any of the following:

(i)                 Business Real Property Lease with annual rental payments of $50,000 or more;

(ii)              lease for personal property providing for annual payments of $50,000 or more;.

(iii)            Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $50,000 or more;

(iv)             Contract with a Major Customer or a Major Supplier;

(v)               distributor, reseller, sales representative, marketing, system integration, OEM, sublicensing, or other similar Contract providing for annual payments of $250,000 or more;

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(vi)             Contract that does not fall within any other category of Material Contract contained in this Section 4.12(a) or in Section 4.12(b) providing for annual payments of $50,000 or more that cannot be cancelled on 60 days’ or fewer notice without penalty fee, or other expense due on account of such cancellation;

(vii)          settlement agreement;

(viii)        partnership, joint venture or other similar Contract;

(ix)             Contract relating to Indebtedness (except for trade receivables in the ordinary course of business) or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except Contracts relating to Indebtedness incurred in the ordinary course of business in an amount outstanding not exceeding $50,000;

(x)               Contracts for the sale of all or a significant portion of any Business Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets other than Contracts in connection with the transfer of the 3DS Retained Business to 3DS Retained Business Entity;

(xi)             Contract that is a Government Contract;

(xii)          Contract providing for (A) Government Grants from the IIA or any other Governmental Authority, which Government Grant is extended to support Cimatron Israel’s research and development operations, or (B) Government Grants from any other Governmental Authority;

(xiii)        any employment or individual consulting Contract for (i) any individual employee of the Target Company or a Target Subsidiary whose base annual compensation (exclusive of bonus and commission) is in excess of $100,000 (other than standard employment agreements that do not provide benefits beyond those required by applicable Law and ordinary offer letters or confirmations of employment issued in the ordinary course of business), or (ii) any individual consultant or individual independent contractor of the Target Company or any of its Subsidiaries whose annual compensation is in excess of $50,000;

(xiv)         collective bargaining agreement or other material Contract with any labor union, works council, or labor organization in respect of any current or former employees of the Target Company or any Target Subsidiary or any other Business Employee;

(xv)           Contract that may require or permit the release of Product source code;

(xvi)         Contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) preferential or exclusive rights to purchase or license any Products, or (E) other rights or obligations that otherwise limit the freedom of the Target Company or any Target Subsidiary to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Business Assets and that would so limit the freedom of Purchaser or its Affiliates on or after the Closing Date;

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(xvii)      (A) an outbound IP License other than non-exclusive IP Licenses made to customers purchasing Products (including resellers and distributors) in the ordinary course of business; (B) a material inbound IP License other than non-exclusive Contracts for COTS Software; and (C) a Contract pursuant to which the Target Company or Target Subsidiary is obligated to develop any Intellectual Property for any other Person; and (D) a Contract pursuant to which any other Person is obligated to develop any Intellectual Property for the Target Company or Target Subsidiary for Products of the Target Company or any Target Subsidiary other than ordinary courses vendor arrangements;

(xviii)    Contract with or for the benefit of any Interested Person; or

(xix)         any other Contract not made in the ordinary course of business that is material to the Business taken as a whole.

(b)               Schedule 4.12(b) sets forth each Contract to which the Target Company or any Target Subsidiary is a party, or to which the Business is subject, relating to the maintenance, support, or enhancement of any Product providing for annual payments of $50,000 or more (the “Maintenance Contracts”). As to each Maintenance Contract, Schedule 4.12(b) sets forth (i) the name and identity of the applicable customer, (ii) the remaining term of such Maintenance Contract and the renewal terms thereof, (iii) a summary of any rights that the customer has, or may have, to terminate such Maintenance Contract prior to the expiration of the current term, and (iv) any material deviation in the terms of the Maintenance Contract from the standard maintenance terms and conditions offered by the Business, including any material deviation from the Business’ standard maintenance fees, scope of support services and duration as described on Schedule 4.12(b). To the Knowledge of Seller, no customer of the Business who receives services under any Maintenance Contract, either: (x) intends to stop receiving services under such customer’s Maintenance Contract or otherwise to terminate such Maintenance Contract, or (y) intends to reduce or eliminate such services in favor of the receipt of similar services from any Person other than the Seller.

(c)               Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Target Company or Target Subsidiary that is party thereto enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). No Target Company or Target Subsidiary is in breach of or default under any Material Contract, nor, to the Knowledge of Seller, is any other party to such Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no material disputes pending or threatened under any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder and, if oral, a written description of all terms thereof) have been made available to Purchaser except with respect to Government Contracts that are prohibited from being disclosed by national security Laws and except as set forth on Schedule 4.12(c).

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4.13          Products; Warranties; Defects; Liabilities.

(a)               All products of the Business that have been released, or have been discontinued but are still being serviced, during the three-year period preceding the date hereof are set forth on Schedule 4.13(a).

(b)               Except as set forth on Schedule 4.13(b), (i) each of the Products has been sold and delivered or rendered, as applicable, in material conformity with all applicable contractual commitments, express and implied warranties (to the extent such warranties have not been expressly disclaimed) related to such Products, and (ii) the Target Company and Target Subsidiaries do not have any material Liability for replacement or repair thereof or other damages in connection therewith except, in either of the case of clause (i) or clause (ii), Liabilities (A) for replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice or (B) for which (and to the extent) there is a specific reserve set forth on the Estimated Closing Balance Sheet. No Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law. Copies of the current standard terms and conditions of sale, license, or lease for each of the Products have been made available to Purchaser.

4.14          Intellectual Property.

(a)               Description of the Business Intellectual Property. Schedule 4.14(a) sets forth a complete and correct list of (i) each Intellectual Property Registration that is Business Intellectual Property, along with the applicable registration numbers, application serial numbers, filing dates, registration/issue dates, and the jurisdiction in which such Intellectual Property Registration is filed or issued); (ii) any material Owned Intellectual Property that is not registered or the subject of an application to register; (iii) each material Contract pursuant to which the Seller or any of its Affiliates (other than the Target Company and the Target Subsidiary) is granted a license or other right to use any Intellectual Property owned by any other Person and that is used in or by any Product; and (iv) each material Contract pursuant to which any other Person is granted a license or other right to use any Product by the Seller or any of its Affiliates (other than the Target Company and the Target Subsidiary). Except for the domain names set forth on Schedule 4.14(a), subsection (i) of Schedule 4.14(a) and subsection (ii) of Schedule 4.14(a) also sets forth the name of the owner of each item of Business Intellectual Property required to be set forth on subsection (i) of Schedule 4.14(a) and subsection (ii) of Schedule 4.14(a). No interference, opposition, reissue, reexamination, or other Proceeding is pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any such Intellectual Property Registration is being contested or challenged.

(b)               Validity and Enforceability of Owned Intellectual Property. Except as set forth on Schedule 4.14(b), to the Knowledge of Seller, (i) there are no facts or circumstances that would render any of the Owned Intellectual Property invalid or unenforceable, and (ii) no Target Company or Target Subsidiary has misrepresented or failed to disclose, any facts or circumstances in any application for any the Owned Intellectual Property that would constitute inequitable conduct with respect to such application or registration.

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(c)               Free and Clear of Encumbrances. Except as set forth on Schedule 4.14(c), (i) the Owned Intellectual Property is free and clear of any third-party ownership interests or Liens, other than Permitted Liens and Liens that will be released at Closing, (ii) no funding of any Governmental Authority or of any public or private university, college, or other educational or research institution were used to develop or create any Owned Intellectual Property; and (iii) the Target Company or a Target Subsidiary is the exclusive owner of each item of Owned Intellectual Property. Except for any Permitted Liens and Liens that will be released at Closing, no Target Company or Target Subsidiary owes or will owe any royalties or other payments to any third Person for the use, development licensing, or sale of any Owned Intellectual Property.

(d)               Sufficiency. Except as set forth in Schedule 4.14(d), the Owned Intellectual Property and the Intellectual Property that the Target Company and Target Subsidiaries have the right to use in connection with the Business pursuant to an IP License or Transaction Document constitute all of the Intellectual Property used in or necessary to the conduct of the Business as it is conducted immediately prior to Closing.

(e)               No Infringement. None of the Target Company, Target Subsidiaries, or the conduct of the Business (including the development, marketing, sale, license, provision, use, or support of any of the Products) is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person and, for the six-year period preceding the date of this Agreement, has infringed, misappropriated or otherwise violated the Intellectual Property of any other Person. Except as set forth on Schedule 4.14(e), within the six-year period preceding the date of this Agreement, none of the Seller, any of its Affiliates, the Target Company or any Target Subsidiary has received written notice of any allegation that the Target Company, any Target Subsidiary or the conduct of the Business may be infringing, misappropriating or otherwise violating the Intellectual Property of any other Person.

(f)                Valid and Subsisting. All registrations for the Intellectual Property Registrations for Owned Intellectual Property are valid and subsisting, and to the Knowledge of Seller enforceable, and all registration, maintenance and renewal fees in connection with such Intellectual Property Registrations due and payable as of the date hereof have been paid and all reasonably necessary documents and certificates in connection with such Intellectual Property Registrations have been filed with the relevant patent, copyright, trademark or other authorities in the United States and other jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Registrations, in each case, other than knowing abandonments of Intellectual Property Registrations that have occurred in the ordinary course of business. Except as set forth on Schedule 4.14(f), there are no actions that must be taken or payments that must be made with respect to any of the Intellectual Property Registrations within 180 days after the date hereof for the purposes of maintaining, perfecting or preserving or renewing any of the Intellectual Property Registrations for Owned Intellectual Property.

(g)               Protection of Confidential Information; IP and Government Contracts.

(i)                 Seller and each of its Affiliates, and each Target Company and Target Subsidiary has taken commercially reasonable steps to protect its rights in confidential information and trade secrets with respect to the Business.

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(ii)              Except as set forth on Schedule 4.14(g)(ii), each employee, consultant and independent contractor who has contributed to the conception, development, modification, improvement or commercialization of any Business Intellectual Property (“IP Contributors”) has executed valid nondisclosure agreements and appropriate and enforceable instruments of assignment (the “IAAs”) in favor of the Target Company or a Target Subsidiary as assignee that has (A) conveyed to such Target Company or Target Subsidiary effective and exclusive ownership of all such Intellectual Property and (B) waived any and all non-assignable rights and rights and/or any claim to receive royalties or compensation in connection with such Intellectual Property in addition to compensation paid to them under their respective employment or engagement agreements (including, with respect to employees, waiver in connection with “Service Inventions” under Section 134 of the Israeli Patent Law, 1967, or any other similar provision under any applicable law of any applicable jurisdiction). All amounts due and payable to all IP Contributors in consideration for such assignments and waivers have been paid in full. To the Knowledge of Seller, none of the IP Contributors is or was employed by, engaged as a service provider, performed research for, or was involved in any other manner with any university, college or other academic or educational institution or research center, or any Governmental Authority (including the Israeli Defense Force), or any other third party during any period of time during which such IP Contributor was engaged to perform services for the benefit of the Business. No Business Employee or 3DS Retained Business Employee has any ownership right in any Owned Intellectual Property.

(iii)            Schedule 4.14(g)(iii) sets forth a complete and correct list of each Contract with a Business Employee, a 3DS Retained Business Employee or a consultant or independent contractor of the Business in which the employee, consultant, or independent contractor expressly retained rights in any Intellectual Property incorporated into or used by any Product.

(iv)             To the Knowledge of Seller, no Business Employee or 3DS Retained Business Employee has entered into any written Contract relating to the prohibition or restriction of competition or solicitation of customers, or any other similar written restrictive agreement with any Person that would materially inhibit the performance of his or her duties in connection with the Business.

(v)               To the Knowledge of Seller, in each case in which Seller, any of its Affiliates, the Target Company or a Target Subsidiary has delivered or otherwise provided any technical data, Software or Intellectual Property that is material to the Business in connection with any Government Contract or Government Proposal, such Target Company or Target Subsidiary has marked such technical data, Software or Intellectual Property that is material to the Business with all appropriate markings and legends (including any “limited rights” legend, “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Laws) reasonably to protect the value of the Owned Intellectual Property to the extent permitted by applicable Law.

(h)               Third-Party Infringement of Business Intellectual Property. Except as set forth on Schedule 4.14(h), to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Business Intellectual Property within the six-year period preceding the date of this Agreement.

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(i)                 Effects of the Transactions. Neither the execution, delivery, or performance of the Transaction Documents nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (A) (1) a material loss of, or Lien on, any Owned Intellectual Property, or (2) except as set forth on Schedule 4.4 or 4.5(c), a breach of or default under any IP License, (B) the release, disclosure, or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (C) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Owned Intellectual Property.

(j)                 Source Code. Except as set forth in Schedule 4.14(j) and for any source code required to be interpreted and disseminated to end users of Software contained in the Owned Intellectual Property, (i) no such source code has been delivered, licensed, or made available by or on behalf of Seller, any of its Affiliates, the Target Company, or a Target Subsidiary to any escrow agent or any other Person who is not, as of the date of this Agreement, a Business Employee, and (ii) no Seller, any of its Affiliates, Target Company or Target Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any such Software to any escrow agent or any other Person.

(k)               Open Source Code. Subsection (i) of Schedule 4.14(k) sets forth a list of all “open source” Software used in or by any Product, along with: (i) the name and version number of the applicable “open source” license, (ii) the name of the Product in which such “open source” Software is used, (iii) whether such “open source” Software has been modified by Seller, any of its Affiliates, the Target Company or a Target Subsidiary, and (iv) whether such “open source” Software has been distributed by Seller, any of its Affiliates, the Target Company or a Target Subsidiary. Except as set forth subsection (ii) of Schedule 4.14(k), no Seller, Affiliate of Seller, Target Company or Target Subsidiary uses or distributes any Software that is subject to, and no portion of any Software that is included in the Owned Intellectual Property is subject to, any “open source” license in a manner or fashion that (A) requires the licensing, disclosure or distribution of any source code for any such Software, (B) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any portion of any such Software; (C) grants any Person the right to decompile, dissemble or otherwise reverse engineer any such Software; or (D) requires the licensing of any portion of any such Software to any other Person for the purpose of making derivative works. To the Knowledge of Seller, Seller, its Affiliates and each Target Company and Target Subsidiary has been and is in compliance with the terms of all “open source” Software licenses to which any Product has been subject.

(l)                 Government Grants.

(i)                 Except as set forth on Schedule 4.14(l)(i), none of the Products or any products under development by the Target Company or a Target Subsidiary with respect to the Business uses or incorporates any Intellectual Property that was developed by the Target Company or a Target Subsidiary using funding provided by any Governmental Authority (collectively, “Funded Products”), nor does any Governmental Authority have any ownership interest in, right to receive royalties or any other payments in respect of, or right to restrict the use, sale, licensing, distribution or transfer of any Funded Products or any Owned Intellectual Property.

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(ii)              Schedule 4.14(l)(ii) sets forth (A) the amount of each Government Grant received by the Target Company or a Target Subsidiary (x) from the IIA at any time (the “IIA Grants”), and (y) from any and all other Governmental Authorities within the five-year period prior to the Closing Date, and (B) the aggregate outstanding obligations under each such Government Grant with respect to royalties applicable thereto, and (C) any outstanding amounts payable under each such Government Grant to the applicable Governmental Authority. Each Target Company and Target Subsidiary was and is in compliance with the material terms and conditions of all Government Grants it has received, including, where applicable, the provisions of the Innovation Law. The consummation of the transactions contemplated hereby will not require any reimbursement, payment, refund or cancellation of any Government Grants, and, to Seller’s Knowledge, there exist no event or other set of circumstances that might lead to the revocation of any Government Grants.

(iii)            Cimatron Israel is not required to pay any royalties to the IIA under the IIA Grants and shall not be required to pay any royalties or other payments to the IIA in connection with the IIA Lien Approval.

(m)             Privacy. In connection with its collection, storage, transfer (including any cross-border transfer) use and/or disclosure of any Personally Identifiable Information from any individuals, including customers, prospective customers, Business Employees or other third parties, the Target Company, Target Subsidiaries and the Business are and have been for the three-year period preceding the date of this Agreement in compliance in all material respects with all applicable Laws, Contracts and privacy policies, notices and codes of conduct of the Business in all applicable jurisdictions. Except as set forth on Schedule 4.14(m), and without limiting the generality of the foregoing, all databases owned, controlled, held, or used by the Target Company or any Target Subsidiary which are required to be registered under applicable Law have been properly registered, and the data therein has been used by such Target Company or Target Subsidiary solely as permitted pursuant to such registrations. The Target Company, Target Subsidiaries and the Business have implemented information security programs that contain administrative, technical, and physical safeguards to (i) ensure the security and confidentiality of Personally Identifiable Information, (ii) protect against any anticipated threats or hazards to the security or integrity of Personally Identifiable Information and (iii) protect against unauthorized access to or use of such information. During the three-year period preceding the date of this Agreement, there have been no information security incidents or data security breaches affecting any computer systems or networks of the Target Company, any Target Subsidiary or the Business, and no unauthorized Person has acquired or accessed any Personally Identifiable Information held by the Target Company, any Target Subsidiary or the Business. Neither Seller, nor the Target Company nor any Target Subsidiary has been notified in writing that the Target Company, any Target Subsidiary or the Business is subject of any Proceeding related to privacy or data security. Within the three year period preceding the date of this Agreement, no Person has made any claim or commenced any Proceeding against the Target Company, any Target Subsidiary or the Business with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personally Identifiable Information.

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(n)               Encryption. The Business does not involve the use or development of or engagement in, and no Target Company or Target Subsidiary has incorporated into any of the Products or Intellectual Property of the Business, any encryption technology or other technology which development, commercialization or export is restricted under applicable Law. Without limiting the generality of the foregoing, the Business does not require the Target Company or any Target Subsidiary to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Order (Engagement in Encryption Means), 1974, or from the Israeli Ministry of the Economy pursuant to the Israeli Regulation of Security Exports Law, 2007, or under any other legislation regulating the development, commercialization or export of technology under any applicable Law.

4.15          Insurance Coverage.

(a)               Schedule 4.15(a) sets forth a list of all material insurance policies or fidelity bonds for the benefit of or providing coverage with respect to each Target Company, Target Subsidiary or the business and operations of the Business and the Business Employees (the “Insurance Policies”).

(b)               For the three-year period preceding the date of this Agreement, (i) except as set forth on Schedule 4.15(b), no claims have been made under any Insurance Policies with respect to the Target Company, any Target Subsidiary or the business and operations of the Business and the Business Employees, and (ii) coverage under the Insurance Policies has not been questioned, denied or disputed by the underwriters thereof with respect to the Target Company, any Target Subsidiary or the business and operations of the Business and the Business Employees.

4.16          Compliance with Laws.

(a)               Except as set forth on Schedule 4.16(a), the Target Company and Target Subsidiaries are, and have been for the five-year period preceding the date of this Agreement, in compliance in all material respects with all Laws and Governmental Orders of a Governmental Authority applicable to the Business and its operations or by which any material property or material asset of the Business is bound or affected.

(b)               Except as set forth on Schedule 4.16(b), there are no material Permits that are required for the Target Company and Target Subsidiaries to operate the Business as it is currently conducted or proposed to be conducted as of immediately following the Closing.

4.17          Government Contracts.

(a)               Except as set forth on Schedule 4.17(a), for the six years preceding the date of this Agreement, neither the Target Company nor any Target Subsidiary nor the Business has:

(i)                 materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Proposal;

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(ii)              been suspended or debarred, or proposed to be suspended or debarred, or declared excluded, non-responsible, or ineligible to bid on, receive or perform government contracts or grants by a Governmental Authority;

(iii)            other than audits conducted in the ordinary course of business by the applicable Governmental Authority at the conclusion of a Government Contract in connection with final payment thereunder, been under, any administrative, civil or criminal investigation, subpoena, civil investigative demand, or compulsory discovery request relating to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Proposal, and, to the Knowledge of Seller, none of the foregoing has been threatened in writing by any Governmental Authority;

(iv)             conducted or initiated any internal investigation or made any disclosure, or failed to make any disclosure required pursuant to the Laws, clauses, provisions or requirements pertaining to any Government Contract, with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract;

(v)               received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract;

(vi)             had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform;

(vii)          received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status, or represented itself as a small business or having other preferred business status in connection with any Government Contract or Government Proposal; or

(viii)        entered any Government Contracts payable on a cost-reimbursement basis.

(b)               The Target Company, Target Subsidiaries and the Business have established and maintained adequate internal controls for compliance with their Government Contracts. All pricing discounts, if any, have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Target Company or any Target Subsidiary or otherwise in connection with the Business were current, accurate and complete in all material respects as of their respective submission dates.

(c)               A list of all outstanding Government Proposals that would reasonably be expected to result in annual payments of $50,000 or more as of the date hereof is set forth on Schedule 4.17(c), including a brief description of the purpose of each Government Proposal and the name of the Governmental Authority to which such Governmental Proposal has been submitted.

4.18          Foreign Operations and Export Control. Except as set forth on Schedule 4.18, for the five-year period preceding the date of this Agreement:

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(a)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has received notice of violation of, and each such Person has acted in compliance with, the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.), the U.S. Domestic Bribery Statute (18 U.S.C. § 201), the U.S. Travel Act (18 U.S.C. § 1952), the USA PATRIOT Act, the UK Bribery Act 2010 (c. 23), the UK Proceeds of Crime Act 2002, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption or anti-money laundering law (collectively, “Anti-Corruption/AML Laws”);

(b)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has acted with a corrupt or improper intention, directly or indirectly (through third parties), or paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (i) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity, political party, or any instrumentality thereof (collectively, “Government Officials”); (ii) a political party or candidate for political office; or (iii) any other Person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business or any other improper advantage;

(c)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person, or solicited, accepted, or received any Restricted Benefits from any Person;

(d)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has established or maintained any slush fund or other unlawful or unrecorded fund or account, or inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses, or other entries in the books and records of the Target Company or any Target Subsidiary;

(e)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets, or used any funds to finance terrorist, drug-related, or other illegal activities;

(f)                no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has received a notice of a violation in any material respect of, and each such Person is in compliance in all material respects with, all relevant anti-boycott laws, regulations and guidelines, including Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements, and is not a party to any agreement requiring it to participate in or cooperate with any boycott, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons;

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(g)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has received notice of a violation in any material respect of, and each such Person has acted in compliance in all material respects with, all applicable Export Control and Import Laws;

(h)               the Target Company and Target Subsidiaries have classified the Products (exclusive of services) under U.S. export control Laws under ECCN EAR99;

(i)                 the Target Company, Target Subsidiaries and the Business have obtained all registrations, approvals, and licenses necessary for exporting, importing, and providing their Products in accordance with all applicable Export Control and Import Laws, and to the Knowledge of Seller, there are no claims or grounds for claims of non-compliance with such registrations, approvals and licenses;

(j)                 the Target Company, Target Subsidiaries and the Business have obtained appropriate export licenses and approvals prior to releasing, sharing, or otherwise exporting any technology or technical data to any foreign nationals, wherever located;

(k)               no Target Company, Target Subsidiary nor any officer, director, employee, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has provided, sold to, or otherwise transferred, any product, software, technology, or services of the Business, directly or indirectly, to (i) Cuba, Iran, North Korea, Sudan, Syria, the Crimea Region of the Ukraine, or any other country against which the United States maintains economic embargoes (the “Restricted Countries”); (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any governmental entity of any Restricted Country; (iii) nationals of any Restricted Country; (iv) business organizations organized under the laws of any Restricted Country; or (v) any organization, entity, or individual appearing on a U.S. or other applicable jurisdiction list of parties with whom companies are prohibited or restricted from transacting business including the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, which are maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, the Denied Persons List, Unverified List, and Entity List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce, and the List of Debarred Parties maintained by the Directorate of Defense Trade Controls of the U.S. State Department (the “Prohibited Party Lists”);

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(l)                 no Target Company, Target Subsidiary nor any officer, director, employee, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has appeared on any of the Prohibited Party Lists;

(m)             no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business been the subject of or a party to any allegation, claim, whistleblower or other complaint, investigation, prosecution, settlement, or enforcement action related to any Anti-Corruption/AML Law, Export Control and Import Law, or other applicable Law; and

(n)               no Target Company, Target Subsidiary nor any officer, director, employee, or, to the Knowledge of Seller, agent or other Person acting on behalf of such Target Company, Target Subsidiary or the Business has filed or intends to file any disclosures (voluntary or otherwise) of possible violations of Anti-Corruption/AML Law, Export Control and Import Laws, or any other applicable Law.

4.19          Employees and Independent Contractors.

(a)               Schedule 4.19(a) contains a complete and correct list (anonymized where required by applicable Law) as of the date hereof of all of the current Business Employees other than the 3DS Retained Business Employees and the Non-Continuing Employees and, to the extent able to be generated by the human resource databases and other records of Seller and its Affiliates, the following information: (i) their titles or responsibilities; (ii) work locations; (iii) their dates of hire; (iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past 12 months; (v) any specific bonus, commission or incentive plans or agreements for or with them; and (vi) any outstanding loans or advances made to or by them by the Target Company, a Target Subsidiary or any Affiliate thereof.

(b)               Schedule 4.19(b) contains an accurate and complete list of all individual independent contractors currently engaged by the Business and (i) their state or country of residence; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress.

(c)               Except as set forth on Schedule 4.19(c) and in jurisdictions where employees cannot be terminated at-will pursuant to applicable Law, the employment of each Business Employee may be terminated at will (or with respect to Business Employees domiciled in Israel, with up to 30 days’ notice) and the engagement of any individual independent contractor of the Business may be terminated without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability. The Target Company and Target Subsidiaries have no binding severance policies (other than any applicable severance requirements under a Mandatory Benefit Plan).

(d)               There are no pending or, to the Knowledge of Seller, threatened Proceedings against the Target Company, any Target Subsidiary or Affiliate thereof in connection with any current or former Business Employee’s employment or the employment of any former employee engaged in the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

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(e)               Except as set forth on Schedule 4.19(e), the Target Company, the Target Subsidiaries and their applicable Affiliates (i) are, and for the three-year period preceding the date of this Agreement have been, in compliance, in all material respects, with all Laws relating to employment and employment practices with respect to the Business Employees employed by them, including hiring, termination, discrimination, harassment, retaliation, accommodation, employment terms and conditions, wages, work hours, occupational safety and health, immigration, and employee classification, (ii) have during the three-year period preceding the date of this Agreement duly withheld, deducted, paid and reported all amounts required by applicable Law or by any Contract to be withheld, deducted, paid and reported with respect to compensation, wages, salaries, payments to the Israeli National Insurance Institute or other similar Governmental Authority, employees’ pension provident fund, insurance funds, disability insurance, continuing education fund or other similar funds and other payments to their employees and have duly deducted and transferred all amounts that the they are required to deduct from their employees’ salaries, (iii) are not liable for any arrears of wages (including commissions, bonuses or other compensation) or any taxes or any penalty for failure to comply with any applicable Law, (iv) are not liable for any payment to any trust or other fund (including one governed by or maintained by or on behalf of any Governmental Authority) with respect to unemployment compensation benefits, workers’ compensation benefits, social security or other applicable social insurance or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice), and (v) do not, and for the three-year period preceding the date of this Agreement did not, engage any personnel through manpower agencies. Seller has made available to Purchaser copies of those current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by or on behalf of the Business in connection with the Business that are in Seller’s, the Target Company’s or a Target Subsidiary’s possession and control relating to the employment of the current Business Employees and former employees of the Business.

(f)                No Target Company, no Target Subsidiary nor any applicable Affiliate thereof is currently bound by any union of collective bargaining Contract with respect to the Business Employees, nor is such Contract being negotiated by or on behalf of any such Person. Without limiting the generality of the foregoing, Cimatron Israel is not bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union except for those provisions of general agreements between the ‘Histadrut’ and any employers’ union or organization which are applicable by extension order (‘Tzavei Harchava’) to all the employees in Israel or in a specific industry in Israel.

(g)               For the three-year period preceding the date of this Agreement, no Target Company, Target Subsidiary nor any applicable Affiliate thereof has experienced any labor problem that is or was related and material to the Business.

(h)               To Seller’s Knowledge: (i) no employee of the Business at manager level or above (each, a “Key Business Employee”) has received an offer of employment from a Person whose Business would reasonably be expected to be competitive with the Business; and (ii) no Key Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person that may have an adverse effect on (A) the performance by such Key Business Employee of any of his or her duties or responsibilities as an employee of the Target Company or a Target Subsidiary or (B) the Business.

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(i)                 Except as set forth on Schedule 4.19(i), for the three-year period preceding the date of this Agreement, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any unionization strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar dispute affecting any Business Employees or former employees of the Business, and no labor union has demanded recognition for the purposes of representing any Business Employees or former employees of the Business.

(j)                 To Seller’s Knowledge, no Key Business Employee has communicated in writing to the Target Company, a Target Subsidiary or its applicable Affiliate his or her intention to terminate his or her employment with any such Person.

(k)               The liability of each Target Company and Target Subsidiary for any obligations to pay any amount of severance payment, pension, accrued vacation, and other social benefits and contributions, under applicable Law or Contract, or any other payment of substantially the same nature, is fully funded by deposit of funds in severance funds, pension funds, managers insurance policies, or provident funds, or, if not required to be so funded, adequate provisions have been made in the Business Financial Statements.

(l)                 Except as set forth on Schedule 4.19(l), all current and former service providers engaged as independent contractors during the three-year period preceding the date of this Agreement by the Target Company and Target Subsidiaries were properly classified as independent contractors for purposes of all applicable Laws pertaining to employment and status of independent contractors, and, to Seller’s Knowledge, none of such service providers has a basis for a claim or any other allegation that it was not rightly classified as an independent contractor.

(m)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event(s)) shall (i) entitle any Person to severance pay, unemployment compensation or any other compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any agreement, (iii) otherwise increase the amount of compensation due to any person or forgive indebtedness owed by any person, (iv) require the approval of any labor union or works council, or (v) require the Target Company or any Target Subsidiary to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person.

(n)               All of Cimatron Israel’s employees who permanently reside or work in Israel or whose employment is otherwise subject to Israeli Law are currently subject to the arrangement under Section 14 the ISPL on the basis of their determining salary as defined under applicable Law. Upon the termination of employment of any of such employees, Cimatron Israel will not have to make any payment under the ISPL except for release of the funds accumulated in accordance with said Section 14 and severance payments duly recorded on the Target Company’s books.

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4.20          Taxes and Tax Returns.

(a)               Except as set forth on Schedule 4.20(a):

(i)                 (A) all Tax Returns required to be filed by the Target Company and Target Subsidiaries and all Tax Returns required to be filed by Seller or any of its Affiliates with respect to the Business and the Business Assets have been duly and timely filed (taking into account valid extensions) and are complete and correct in all material respects, (B) all Taxes due and payable by the Target Company and Target Subsidiaries and all Taxes due and payable by Seller or any of its Affiliates with respect to the Business and the Business Assets, in each case whether or not shown on any Tax Return, have been timely paid in full, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with the accounting standard used in the Business consistent with past practice, (C) none of the Target Company, Target Subsidiaries, nor Seller or any Affiliate of Seller with respect to the Business and the Business Assets, is currently the beneficiary of any extension of time within which to file any Tax Return; (D) none of the Target Company, Target Subsidiaries, nor Seller or any Affiliate of Seller with respect to the Business and the Business Assets, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and (E) there are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the Business Assets;

(ii)              the unpaid Taxes of the Target Company and Target Subsidiaries, and of Seller with respect to the Business and the Business Assets, (A) did not, as of the Most Recent Balance Sheets Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheets (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Company, Target Subsidiaries or Seller (as applicable). Since the Most Recent Balance Sheets Date, the Target Company and Target Subsidiaries have not, nor has Seller with respect to the Business or the Business Assets, incurred any liability for Taxes outside the ordinary course of business (except for any Taxes incurred in connection with the transfer of any assets to, and the assumption of any liabilities by, the 3DS Retained Business Entity); provided, however, that such Taxes will be reflected in the Estimated Business Taxes;

(iii)            the Target Company and Target Subsidiaries have, and with respect to the Business and the Business Assets, Seller and its Affiliates have, withheld or collected and properly reported and timely paid over to the appropriate Taxing Authority all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, customers, shareholders, or other third parties;

(iv)             there is no unresolved dispute or claim concerning any Tax Liability of the Target Company and Target Subsidiaries or any Tax Liability of Seller or Affiliate of Seller with respect to Business and the Business Assets, either claimed or raised by any Governmental Authority in writing;

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(v)               no Target Company or Target Subsidiary has been (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (ii) a “controlled corporation” or a “distributing corporation” in any distribution occurring within the preceding three years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law);

(vi)             no Target Company or Target Subsidiary (A) has been a member of any affiliated, combined, consolidated, unitary or other group for Tax purposes other than any such group with respect to which the Seller Guarantor is the common parent, (B) has any liability for the Taxes or any Person (other than another Target Company or Target Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise, or (C) is a party to any Tax allocation, sharing, indemnification or similar agreement with respect to Taxes;

(vii)          no Target Company or Target Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or will otherwise incur a Tax as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) use of an improper method of accounting for a Pre-Closing Tax Period, (C) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (D) an installment sale or open transaction made on or on or before the Closing Date, (E) any prepaid amount received, or paid, prior to the Closing Date, (F) deferred gains arising prior to the Closing Date, or (G) the deferral of any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by an applicable Tax Governmental Authority pursuant to any Pandemic Response Laws, including as a result of Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-18, Internal Revenue Service Notice 2020-20 or Internal Revenue Service Notice 2020-23);

(viii)        the Target Company and Target Subsidiaries, and Seller with respect to the Business and the Business Assets, (A) have collected, remitted and reported to the appropriate Taxing Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws and (B) have complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from sales or value added Tax collection and maintain adequate and current resale certificates to support any such claimed exemption);

(ix)             none of the Target Company, Target Subsidiaries, or Seller or Affiliate of Seller with respect to the Business or the Business Assets, has received any written claim by a Taxing Authority in a jurisdiction where the Target Company and Target Subsidiaries, or Seller with respect to the Business and the Business Assets, do not file Tax Returns that they are or may be subject to Taxes assessed by such jurisdiction;

(x)               no Target Company or Target Subsidiary is subject to any gain recognition agreement under Section 367 of the Code;

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(xi)             (A) the Target Company and Target Subsidiaries and the Seller and their Affiliates with respect to the Business and the Business Assets are, and have been at all relevant times, in compliance in all respects with all applicable transfer pricing Laws, (B) to the Knowledge of Seller, none of the Target Company, Target Subsidiaries. Seller nor any other Affiliate thereof with respect to the Business or the Business Assets has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized; (C) none of the Target Company, Target Subsidiaries. Seller nor any other Affiliate thereof with respect to the Business or the Business Assets has agreed to, or have been requested in writing to make, any material adjustments pursuant to Section 482 of the Code or any corresponding provision of state, local or foreign Tax Law with respect to any intercompany transaction, and (D) none of the Target Company, Target Subsidiaries. Seller nor any other Affiliate thereof with respect to the Business or the Business Assets has received any notice in writing from the IRS or other relevant Taxing Authority proposing any such adjustment;

(xii)          neither the Target Company nor any Target Subsidiary has applied for or received (A) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (B) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (C) any similar programs in any state, local or non-U.S. jurisdiction;

(xiii)        neither the Target Company nor any Target Subsidiary has (A) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (B) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act;

(xiv)         (A) neither the Target Company nor any Target Subsidiary (other than Cimatron Israel) has any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for U.S. federal income tax purposes. Cimatron California is and always has been a disregarded entity for U.S. federal income Tax purposes. The Target Company and Target Subsidiaries use the accrual method of accounting for income Tax purposes. None of the Target Company and Target Subsidiaries has engaged in any reportable transaction described in Treasury Regulations § 1.6011-4(b), and (B), to the Knowledge of Seller, (1) the Target Company and each Target Subsidiary has been in full compliance with the terms of any Tax reduction or reduced Tax rate program, Tax holiday, or other Tax exemption or reduction program, and (2) the transactions set forth in this Agreement will have no effect on the continuing qualification of the Target Company and the Target Subsidiaries for such Tax incentives and programs;

(xv)           neither the Target Company nor any Target Subsidiary (A) has ever been a “passive foreign investment company” as defined in Section 1297 of the Code, (B) is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, (C) except for Cimatron Michigan and Cimatron California, is subject to U.S. federal income Tax under any provision of the Code, and (D) except for Cimatron Israel with respect to the Promissory Note of up to USD 45,000,000, effective September 9, 2020, made by Seller in favor of Cimatron Israel and for Cimatron Michigan and Cimatron California, has an investment in “United States property” within the meaning of Section 956 of the Code;

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(xvi)         For the avoidance of doubt, no representation or warranty is made with respect to the existence, amount or usability of any net operating loss, capital loss, Tax basis or other Tax attributes in any Post-Closing Tax Period.

(xvii)      As of the Closing, there will be no limitations on the utilization of the net operating losses or capital losses, or available deductions, or other similar items of the Target Company and/or and the Target Subsidiaries that were in fact utilized with respect to the transfer (or deemed transfer) of any assets to, and the assumption of any liabilities by, the 3DS Retained Business Entity or any Affiliates.

(b)               Each Business Benefit Plan or other contract, plan, program, agreement, or arrangement that is or has been maintained by the Target Company or a Target Subsidiary or that otherwise covers any Business Employee and that is any respect a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code), is and has been documented, maintained and operated in all material respects in compliance with Section 409A of the Code, and all applicable regulations and IRS guidance promulgated thereunder (“Section 409A”). No material amount of additional Tax under Section 409A has been or is reasonably expected to be incurred by a participant in any such Business Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Seller nor the Target Company or any Target Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A, or otherwise requires Seller nor the Target Company or any Target Subsidiary to indemnify or reimburse any party for Tax-related payments under Section 409A.

(c)               Schedule 4.20(c) sets out full details of any Tax exemption, Tax holiday, Government Grants or other Tax reduction agreement or order in connection with Israeli and any other applicable Taxes that has been applied for or received by the Target Company or any Target Subsidiary, including any confirmation of “preferred enterprise” or “industrial enterprise” status.

(d)               No Target Company or Target Subsidiary is subject to any restrictions or limitations pursuant to Part E’2 of the ITO or pursuant to any Tax ruling made in connection therewith.

(e)               Cimatron Israel is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(f)                Except as set forth on Schedule 4.20(f), all intercompany transactions between any of the Target Company and Target Subsidiaries have met the requirements of Section 85A of the ITO.

(g)               No Target Company or Target Subsidiary is or has participated or engaged in any transaction which would require special reporting to any Taxing Authority, including in accordance with (i) Section 131(g), 131D or 131E of the ITO, (ii) the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, or (iii) Section 67(e) or 67D of the Israel Value Added Tax Law, 1975 and the Israeli VAT Regulations (VAT Planning Requiring Reporting), 2006.

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(h)               Cimatron Israel is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning value added Taxes. Cimatron Israel (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any Law. No Target Company (excluding Cimatron Israel) or Target Subsidiary has been, or currently is, required to effect Israeli VAT registration.

4.21          Customers and Suppliers.

(a)               Schedule 4.21(a) sets forth each customer or distributor (or group of customers or distributors under common ownership or control) who, in the 12-months ended June 30, 2020, was one of the 20 largest sources of revenues for the Business, based on revenue received (each, a “Major Customer”). To the Knowledge of Seller, no Target Company or Target Subsidiary has received any written notice that any of the Major Customers has ceased, or intends to cease after the Closing, the purchase of products or services of the Business or to otherwise terminate or materially modify its relationship with the Business. To the Knowledge of Seller, no customer of the Business, either: (x) intends to stop receiving services or otherwise to terminate its relationship with the Business, or (y) intends to reduce or eliminate such services in favor of the receipt of similar services from any Person other than the Purchaser or its Affiliates.

(b)               Schedule 4.21(b) sets forth each supplier (or group of suppliers under common ownership or control) who, in the 12-months ended December 31, 2019, was one of the five largest suppliers of products or services to the Cimatron Business, inclusive of 3DXpert products and services, and, in the ten-months ended October 29, 2020, was one of the five largest suppliers of products or services to the GibbsCam Business, based on expenses paid (each, a “Major Supplier”). To the Knowledge of Seller, no Target Company or Target Subsidiary has received any written notice that any of the Major Supplier has ceased, or intends to cease after the Closing, the supply of products or services to the Business.

4.22          Business Benefit Plans.

(a)               Schedule 4.22(a) contains a complete and correct list of (i) each Business Benefit Plan sponsored by Seller or one of its Affiliates, and (ii) the jurisdictions in which the Business Employees covered by such Business Benefit Plans reside but exclusive of Contracts of the types set forth in subsection (xiii) of Schedule 4.22(a) (and any Contracts of such types that do not meet the thresholds set forth in subsection (xiii) of Schedule 4.22(a)). Seller has made available to Purchaser complete and correct copies of (1) each Business Benefit Plan sponsored by the Target Company or a Target Subsidiary, including all amendments thereto, (2) the most recent summary plan description, if any, together with the summaries of material modifications, if any, relating to such Business Benefit Plan and (3) as applicable, each trust agreement or other material Contract relating to such Business Benefit Plan, if applicable.

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(b)               Except as set forth on Schedule 4.22(b), each Business Benefit Plan has been adopted and operated in accordance with its terms in all material respects and complies with all applicable Laws in each case, in all material respects.

(c)               Except as set forth on Schedule 4.22(c), no Business Benefit Plan or Mandatory Benefit Plan exists that would reasonably be expected to as a result of the execution of this Agreement or the consummation of the Transaction, whether along or in connection with any other event: (i) result in the payment to any Business Employee or consultant or former employee or consultant of the Business of any money or other property; (ii) accelerate or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Business Employee or consultant or former employee or consultant of the Business; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any to any Business Employee or consultant or former employee or consultant of the Business.

(d)               Each Business Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to the form of such Business Benefit Plan or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Business Benefit Plan for any period for which such Business Benefit Plan would not otherwise be covered by an IRS determination and, to Seller’ knowledge, no event or omission has occurred that would cause any such Business Benefit Plan to lose such qualification.

(e)               Except as set forth on Schedule 4.22(e), no litigation or governmental administrative Proceeding (other than those relating to routine claims for benefits) is pending or, to Seller’ knowledge, threatened with respect to any Business Benefit Plan or Mandatory Benefit Plan or any fiduciary or service provider thereof that could result in any Liability to the Business, the Target Company, any Target Subsidiary or Purchaser.

(f)                No Target Company, no Target Subsidiary nor any of their respective ERISA Affiliates has ever maintained or otherwise had any liability or obligation with respect to (whether contingent or otherwise) (i) any benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) any Multiemployer Plan, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” as defined under ERISA. No Target Company, no Target Subsidiary nor any of their respective ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full.

(g)               None of the Business Benefit Plans or Mandatory Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) and, to the Knowledge of Seller, no Target Company, Target Subsidiary or any Affiliate thereof has ever promised to provide such post-termination benefits to any Business Employee or former employee or consultant of the Business.

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(h)               Each Business Benefit Plan sponsored or maintained for or that provides benefits to any Business Employee who performs services outside of the United States, and any related trust (i) has been maintained in accordance with all applicable requirements and all applicable Laws; (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment; (iii) if intended to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) no liability exists or reasonably could be imposed upon Purchaser, the Business or the Target Company or any Target Subsidiary as a result of such Business Benefit Plan or Mandatory Benefit Plans.

4.23          Transactions with Affiliates; Intercompany Accounts.

(a)               There are no loans, leases, royalty agreements or other continuing transactions between the Target Company or any Target Subsidiary and (i) any officer, director or stockholder of Seller or any of its Affiliates (other than the Target Company or a Target Subsidiary) or (ii) any member or any officer, director or stockholder of Seller or any of its Affiliates (other than the Target Company or a Target Subsidiary) (“Interested Person”). To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with the Business or (y) has any direct or indirect interest in any property, asset or right that is used by the Target Company or a Target Subsidiary in the conduct of the Business. No Interested Person has any Contractual relationship (including that of creditor or debtor) with the Target Company or a Target Subsidiary.

(b)               Schedule 4.23(b)(i) sets forth those Intercompany Accounts that are between or among the Target Company and a Target Subsidiary, on the one hand, and Seller or one of its Affiliates that is not a Target Company or a Target Subsidiary on the other hand, and will be settled on or before Closing pursuant to Section 6.7 (the “Settled Intercompany Accounts”), along with a description of the arrangement underlying such Settled Intercompany Account. Schedule 4.23(b)(ii) sets forth those Intercompany Accounts that are between or among the Target Company and the Target Subsidiaries (the “Open Intercompany Accounts”), along with a description of the arrangement underlying such Open Intercompany Account. Seller has made available to Purchaser all Contracts governing or evidencing the Intercompany Accounts.

4.24          Environmental Matters. The Target Company, Target Subsidiary and the Business are, and within the three-year period preceding the date of the Agreement have been, in compliance in all material respects with all applicable Laws that provide for the protection of the environment and/or human health (collectively, “Environmental Laws”). No Target Company or Target Subsidiary has within the three-year period preceding the date of this Agreement with respect to the Business, released, handled, generated, used, stored, transported or disposed of any material, substance or waste that is regulated by Environmental Laws (“Hazardous Materials”), except for the use of reasonable amounts of ordinary office and/or office-cleaning supplies in compliance with Environmental Laws. To the Knowledge of Seller, no environmental investigation, study, test or analysis, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any location at which the Business has been conducted. No Target Company or Target Subsidiary has any outstanding Liabilities under Environmental Law that have (i) arisen out of or in any way relate to the operations or activities of the Business or any real property on which the Business operates or has operated, or (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

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4.25          Accounts Receivable. The accounts receivable of the Business (the “Accounts Receivable”) arose out of arms’ length transactions in the normal and usual practices of the Business and are recorded correctly on the books and records of the Business. Schedule 4.25 contains a complete and correct list of all Accounts Receivable as of September 30, 2020, which list sets forth the aging of such Accounts Receivable.

4.26          Inventory. All inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory is owned by the Target Company or a Target Subsidiary free and clear of all Liens, other than Permitted Liens and Liens that will be released at Closing, and no inventory is held on a consignment basis.

4.27          Other Transactions. Neither Seller nor any of its Affiliates (including the Seller Guarantor) is bound by a definitive agreement with any Person, or is engaged in negotiations with any Person (other than Purchaser and its Affiliates), to enter into a definitive agreement for an acquisition, by merger, consolidation, purchase of assets or equity or otherwise, the consummation of which would reasonably be expected to: (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (b) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (c) increase the risk of not being able to remove any such order on appeal or otherwise; or (d) delay or prevent the consummation of the transactions contemplated by this Agreement.

4.28          Seller’s Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, the Target Company or any Target Subsidiary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

4.29          No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS QUALIFIED BY THE RELATED PORTIONS OF THE SCHEDULES), NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE TARGET COMPANY AND THE TARGET SUBSIDIARIES OR WITH RESPECT TO THE BUSINESS.

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Article V
Representations and Warranties of the Purchaser

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date the following:

5.1              Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Purchaser is duly licensed or qualified to do business and is in good standing as a foreign entity, in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing, qualification or good standing (as applicable) necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on Purchaser’s business or its operations.

5.2              Authorization; Execution. Purchaser has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser of any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each other Transaction Document to which Purchaser is a party have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of Purchaser, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

5.3              Governmental Authorizations; Consents. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which Seller is a party require no action by or in respect of, or filing with, any Governmental Authority or any other Person, except as set forth on Schedule 5.3 (such actions and filings referred to as “Purchaser’s Approvals”), other than actions and filings that would not reasonably be expected to be material and adverse to the consummation of the transactions contemplated hereby if not taken or made.

5.4              Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party and, assuming that all Purchaser’s Approvals have been received, the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not:

(a)               contravene or conflict with the Organizational Documents of Purchaser; or

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(b)               contravene or conflict with any provision of any material Law or material Governmental Order binding upon or applicable to Purchaser.

5.5              Litigation. There is no Proceeding pending against, or to the Knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

5.6              Availability of Funds. Purchaser will have, at Closing, sufficient cash on hand or other sources of immediately available funds that together enable it to make payment of the Purchase Price.

5.7              Investment Intent. Purchaser is acquiring the Purchased Equity for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

5.8              Purchaser’s Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

5.9              Solvency. Assuming the accuracy of the representations and warranties in Article IV, immediately following the Closing, the Target Company and Target Subsidiaries will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws.

5.10          Financing.

(a)               As of the date hereof, Purchaser has delivered to Seller true and correct copies of (i) the executed commitment letter, dated as of the date hereof, among Purchaser, SigmaTEK Systems, LLC (“SigmaTEK”) and the Financing Sources thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein (collectively, the “Financing Commitment Documents”) (provided, however, that such Financing Commitment Documents may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Financing contemplated thereby on the Closing Date), as may be amended or modified in accordance with the terms hereof, collectively, the “Financing Commitments”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein, a portion of which shall be used for the purposes of funding the purchase of the Purchased Equity and the other transactions contemplated by this Agreement and paying the related fees and expenses specified herein (such portion, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement in any manner that would adversely impact the availability of, or add additional conditions precedent to the availability of the Financing, and, as of the date of this Agreement, no such amendment or modification is contemplated (other than, for the avoidance of doubt, amendments to the draft credit agreement contemplated thereby, and amendments or joinders to the Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof), and as of the date of this Agreement the commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.

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(b)               Except for fee letters (complete copies of which have been provided to Seller; provided, however, that any such fee letter may redacted as to economic and “flex” terms, none of which would reduce the amount of the Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Financing contemplated thereby on the Closing Date), as of the date hereof there are no side letters or contracts to which Purchaser or SigmaTEK is a party that impose conditions, affect the availability of or modify, amend or expand the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to Seller prior to the date hereof. Purchaser and SigmaTEK have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, the Financing Commitments are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Purchaser and SigmaTEK and, to the knowledge of Purchaser, each of the other parties thereto (except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity)). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment Documents delivered to Seller prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of SigmaTEK or Purchaser under the Financing Commitment Documents that would impair the availability of the Financing on the Closing Date, (ii) constitute a failure to satisfy a condition precedent to the availability of the Financing on the part of SigmaTEK or Purchaser or, (iii) to the knowledge of Purchaser, result in the Financing being unavailable on the Closing Date, so long as the conditions to the Financing are satisfied and each condition set forth in Section 8.2 is satisfied. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article IV such that the condition set forth in Section 8.2(a) is satisfied, the performance by Seller of its obligations under this Agreement and the satisfaction of the other conditions set forth in Sections 8.1, 8.2 and 8.3, SigmaTEK and Purchaser have no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied on the Closing Date. Purchaser affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtains the Financing or any other financing for or related to any of the transactions contemplated hereby.

5.11          Acknowledgement. Purchaser acknowledges that it is a sophisticated purchaser of businesses and has been given sufficient access to information with respect to the Target Company and the Target Subsidiaries. Purchaser has been represented by independent legal counsel in connection with the transactions contemplated by this Agreement, understands the assumptions of risk and liability set forth in this Agreement and understands it will not have any recourse whatsoever against the Target Company, the Target Subsidiary or Seller’s Parties except as expressly set forth in this Agreement. Purchaser hereby acknowledges and agrees that it has conducted and completed its own investigation, analysis and evaluation of the Target Company, the Target Subsidiaries, the Business and the Purchased Equity that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Target Company, the Target Subsidiaries and the Business as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Seller, the Target Company and the Target Subsidiaries, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied upon its own investigation, analysis and evaluation of the Target Company, the Target Subsidiaries, the Business and the Purchased Equity and is not relying in any way on any representations and warranties, including any implied warranties, made by or on behalf of the Target Company, the Target Subsidiaries, the Business and the Purchased Equity other than the representations and warranties expressly made by Seller in Article IV. In connection with the due diligence investigation of the Target Company, the Target Subsidiaries, the Business and the Purchased Equity by including and its Affiliates and representatives, Purchaser and its Affiliates and representatives have received from Seller and its Affiliates (including the Target Company and the Target Subsidiaries) and representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information and non-binding term sheets and letters of intent, regarding the Target Company, the Target Subsidiaries and the Business. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and non-binding term sheets and letters of intent, and that Purchaser will have no claims against the Target Company, the Target Subsidiaries or any of the Seller’s Parties arising from any of such estimates, projections, forecasts and other forward-looking statements. Accordingly, Purchaser hereby acknowledges and agrees that, no Target Company, no Target Subsidiary, none of the Seller’s Parties, nor any other Person has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans, non-binding term sheets or letters of intent, except as expressly provided in this Agreement. Purchaser further agrees, for itself and the other Purchaser’s Indemnified Parties, that neither Seller nor any other Seller’s Parties nor any other Person will have or be subject to any liability to any Purchaser’s Indemnified Party or any other Person resulting from the distribution to Purchaser or any other Purchaser’s Indemnified Party, or Purchaser’s use of, any such estimates, projections, forecasts and other forward-looking statements, including liability related to the completeness or accuracy of any such information. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES AND AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY (INCLUDING BY OMISSION), EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE.

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Article VI
Covenants of Seller

6.1              Conduct of Business Prior to the Closing. Without the written consent of Purchaser, during the period from the date hereof through the Closing (or until the earlier termination of this Agreement) (the “Pre-Closing Period”), except (v) with respect to actions in connection with transferring 3DS Retained Business Assets to the 3DS Retained Business Entity pursuant to the Deed of Assignment attached hereto as Exhibit F (the “Deed of Assignment”) and such other transfer and assignment documents to be mutually agreed upon by the Purchaser and the Seller, (w) with respect to settling the Settled Intercompany Accounts required to be settled on or prior to Closing, (x) the actions contemplated by Section 7.4 and (y) the matters set forth on Schedule 6.1 under the heading “Non-Ordinary Course Actions” (with respect to transferring and assigning Business Assets to the Target Company or applicable Target Subsidiary and transferring and assigning 3DS Retained Business Assets to the 3DS Retained Business Entity and similar actions) and (z) as may be reasonably necessary to comply with applicable Law or sanctioned response of a Governmental Authority as a result of the outbreak of the novel corona virus (and resulting COVID-19 or related sickness), Seller will cause the Target Company and Target Subsidiaries to (i) conduct the Business only in the ordinary course consistent with past practice and (ii) use commercially reasonable best efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, distributors, Business Employees and other Persons having material business relationships with the Business. Without limiting the foregoing, except as set forth on Schedule 6.1, during the Pre-Closing Period, no Target Company or Target Subsidiary shall do any of the following without the prior written consent of Purchaser:

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(a)               pay any non-cash dividend or make any other non-cash payment or distribution of Business Assets in respect of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any of capital stock of the Target Company or any Target Subsidiary;

(b)               sell or dispose of any assets used in the Business having an aggregate value exceeding $25,000, other than the sale of inventory in the ordinary course of business consistent with past practice;

(c)               acquire any assets used in the Business outside of the ordinary course of business having an aggregate value exceeding $25,000;

(d)               make any capital expenditures or expenditures in respect of capital additions having an aggregate value exceeding $50,000;

(e)               with respect to any Continuing Business Employee or individual independent contractor or individual consultant of the Target Company or any Target Subsidiary, (i) grant any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits thereto, other than in the ordinary course of business or as provided for in any Contract or Business Benefit Plan existing prior to the date hereof in excess of $100,000 in the aggregate; (ii) accelerate the vesting or payment of any compensation or benefit thereto; (iii) grant severance or termination or payment of any bonus thereto; (iv) enter into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) therewith except (A) for standard employment agreements that do not provide benefits beyond those required by applicable Law and (B) in the ordinary course of business consistent with past practice; or (v) change benefits payable under existing severance or termination pay policies of the Target Company or applicable Target Subsidiary or employment agreements to which any such individual is a party;

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(f)                make any material change in any method of financial accounting or accounting practice with respect to the Business, except as required by changes in applicable Law or GAAP;

(g)               settle or agree to settle any Proceeding;

(h)               to the extent it may affect the Target Company, the Target Subsidiaries or the Business Assets, make, revoke or modify any material Tax election, except as required by changes in applicable Law, change any annual accounting period for Taxes, adopt or change any Tax accounting method, except as required by changes in applicable Law, file any amended income or other material Tax Return, enter into any closing or other agreement with a Taxing Authority with respect to Taxes, settle or compromise any Tax claim or assessment, consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or file any Tax Return other than on a basis consistent with past practice;

(i)                 terminate a Material Contract (other than a Contract that expires or terminates by its terms), accelerate any rights or payment under a Material Contract or make any other amendments to any Material Contracts other than amendments in connections with renewals of Material Contracts in the ordinary course of business consistent with past practice;

(j)                 enter into any license, option or other Contract relating or pertaining to any material Owned Intellectual Property, other than end user license agreements entered into in the ordinary course of business consistent with past practice;

(k)               other than in the ordinary course of business consistent with past practice, enter into any Contract that would constitute a Material Contract, except renewals of Material Contracts on substantially similar or better terms and conditions;

(l)                 apply for or accept (i) any Government Grant from the IIA or any other Governmental Authority, which Government Grant is extended to support Cimatron Israel’s research and development operations, or (ii) any material Government Grants from any other Governmental Authority;

(m)             waive any claims or rights of the Business with a value in excess of $25,000;

(n)               terminate the employment of any Business Employee who would have been a Continuing Business Employee but for such termination other than for cause; provided, however, that no Key Business Employee may be terminated for cause unless emergent business conditions, in the good faith determination of Seller, require immediate termination of such Key Business Employee; provided, further, that Seller will provide prompt written notice to Purchaser of the terms and conditions of the termination for cause of any Business Employee who would have been a Continuing Business Employee but for such termination;

(o)               (i) incur any Indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $50,000, except for unsecured obligations and liabilities or (ii) impose any Lien upon any of the Business Assets, in each case, other than in the ordinary course of business and consistent with past practice; or

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(p)               agree or commit to do any of the foregoing.

6.2              Notices of Certain Events. Seller shall give prompt notice to Purchaser of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of Seller set forth in this Agreement to be untrue or inaccurate in any material respect at the Closing or any time prior to the Closing; and (b) any failure of Seller to comply with or satisfy any covenant or agreement to be complied with by it under this Agreement at the Closing or at any time prior to the Closing such; provided, however, that any disclosure by Seller pursuant to this Section 6.2 shall not: (x) affect or be deemed to modify in any respect any of the representations or warranties of Seller set forth in Article IV or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof; (y) be deemed to amend or supplement the Schedules, or prevent or cure any misrepresentations, breach of warranty or breach of covenant by Seller; or (z) otherwise limit or affect any remedies available to Purchaser as a result of or arising out of such disclosure, including Purchaser’s right to indemnification under this Agreement.

6.3              Confidentiality; Non-Competition; Non-Solicitation.

(a)               Seller recognizes and agrees that the use or disclosure of the Confidential Information by Seller would cause Purchaser substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants and agrees with Purchaser not to at any time, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of such Seller), to directly or indirectly use, disclose or publish, any Confidential Information, unless (i) such information becomes generally known to the public through no fault of a Seller, (ii) the disclosing party is advised by counsel that disclosure is required by law or the order of any Governmental Authority of competent jurisdiction under color of law, or (iii) the disclosing party reasonably believes (based on advice of counsel) that such disclosure is required in connection with the defense of a lawsuit; provided, however, that prior to disclosing any information pursuant to clause (ii) or (iii) above, such Person shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure.

(b)               Except with respect to the 3DS Retained Business, Seller agrees that from the Closing until the third anniversary of the Closing (the “Covenant Period”), it shall not (and it will cause each of its Affiliates not to), directly or indirectly, alone or in association with any other Person, own, manage, operate, control, participate in, invest in, perform services for, or otherwise carry on or engage in, any business which, directly or indirectly, is in competition with the Business as conducted or proposed to be conducted immediately prior to the Closing.

(c)               Seller agrees that during the Covenant Period, it will not (and it will cause each of its Affiliates not to), directly or indirectly, solicit or recruit any Continuing Business Employees or encourage any Continuing Business Employee to terminate his or her employment with Purchaser; provided, however, that the foregoing restriction shall not prohibit Seller or one of its Affiliates from soliciting or employing such a Person who is responding independently to a general published solicitation that is not directed specifically to any such Person (including by a recruiter or search firm).

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(d)               For the duration of the Covenant Period, Seller agrees that it will not (and will cause each of its Affiliates not to), without the prior written consent of Purchaser, have any direct or indirect interest in any Person (whether as director, member, partner, principal, proprietor, agent, consultant, officer, employee, independent contractor or as stockholder or investor owning either unlisted or untraded debt or equity securities or more than five percent (5%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market, or as a creditor or otherwise) that engages in any material respect in any business, trade or venture competing with any aspect of the Business as conducted or proposed to be conducted prior to the Closing.

(e)               The obligations of Seller under this Section 6.2 shall be in addition to any obligations Seller may have under any other Contract or applicable Law. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.2 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power (but without affecting the right of Seller or Purchaser to obtain the relief provided for in this Section 6.2 in any jurisdiction other than such court’s or tribunal’s jurisdiction) to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Business and to prevent any unfair advantage conferred on Seller or its successors. To the extent it may effectively do so under applicable Law, Seller hereby waives on its own behalf and on behalf of its successors, any provision of Law which renders any provision of this Section 6.2 invalid, void or unenforceable in any respect.

(f)                Seller acknowledges that a breach or threatened breach of this Section 6.2 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

6.4              No Other Acquisition Proposals.

(a)               Seller shall immediately cease, and cause its Affiliates to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore concerning any Acquisition Proposal.

(b)               During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article XI or the Closing, Seller shall not, and shall use its commercially reasonable efforts to cause each of its current directors, current executive officers and other employees, Affiliates, representatives and other agents (including its financial, legal and accounting advisors) not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

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(c)               As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry (other than unsolicited general inquires), which it reasonably believes would lead to an Acquisition Proposal, Seller shall provide the Purchaser with oral and written notice of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The Seller shall provide the Purchaser as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep the Purchaser informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the Purchaser a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(d)               Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any current executive officer or current director of Seller or any investment banker, attorney or representative of Seller shall be deemed to be a breach of this Section 6.4.

(e)               The Parties acknowledge and agree that nothing set forth in this Section 6.4 shall permit Seller to terminate this Agreement or affect any other obligation of the Parties.

6.5              Termination of Licenses to the Owned Intellectual Property. Seller acknowledges and agrees that all licenses and any other rights, express or implied, that it or any of its Affiliates (other than the Target Company and Target Subsidiaries) had, or may have, as of or prior to the Closing Date with respect to any Owned Intellectual Property will be cancelled and terminated effective on the Closing Date; provided, however, that nothing in this Section 6.5 will affect the validity of the License Agreement.

6.6              Data Room. Seller shall deliver to Purchaser a complete electronic copy of the contents of the Data Room as its exists on the date hereof within five (5) Business Days following Closing.

6.7              Settlement of the Settled Intercompany Accounts. Seller shall cause all Settled Intercompany Accounts to be settled or terminated in full prior to Closing and shall provide written evidence of the settlement or termination in full thereof to Purchaser. Promptly following the date of this Agreement, Seller and Purchaser shall cooperate in good faith to develop a plan to settle or terminate in full prior to Closing all Open Intercompany Accounts to the extent such settlement or termination is not materially disadvantageous to either Party. Neither Party shall take any actions that could result in any Tax liability for the other Party arising from the Closing of the Open Intercompany Accounts without the consent of the other Party.

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6.8              IIA Notice. Promptly following the Closing, Purchaser shall cause Cimatron Israel to submit to the IIA, notice on the change in ownership of Cimatron Israel together with the IIA Undertaking, and to the extent required, Seller shall provide all reasonable assistance necessary for the preparation of such notice.

6.9              ITA Ruling. Promptly after the date hereof and before the Closing Date, Seller will cause the Target Company (and the Target Subsidiaries, if required) to apply for a ruling from the ITA, in form and substance reasonably acceptable to Purchaser, confirming that as of the date of the ruling, the Target Company is eligible for tax benefits preserved to “Preferred Technological Enterprise” pursuant to the Encouragement Law. (the “ITA Ruling”) Seller shall (i) provide a copy of the draft request for the ITA Ruling to Purchaser for Purchaser’s review and comment prior to submission, and (ii) submit the request, which shall reflect any reasonable comments provided by Purchaser with respect to such ruling. If at any time Seller (or any Affiliate of Seller) is provided with written notification by the ITA that a determination was made contrary to the request for the ITA Ruling, Seller shall promptly notify Purchaser of such determination and provide a copy of any written notification or other documents sent by the ITA.

6.10          ITA Dividend Withholding Certificate. Promptly after the date hereof Seller will cause the Target Company to apply for and obtain a withholding certificate from the ITA, providing the withholding tax rates to be withheld from dividends paid (or deemed paid) by Cimatron Israel to Seller prior to the Closing (including any dividends paid (or deemed paid) by Cimatron Israel to Seller in connection with the settlement, compromise and/or satisfaction of the Intercompany Accounts) (the “ITA Dividend Withholding Certificate”).

6.11          Business Cash Cooperation. Promptly following the date of this Agreement, Seller and Purchaser shall cooperate in good faith with respect to the Business Cash balance as of the Closing. In furtherance of the foregoing, during the Pre-Closing Period, Seller Guarantor and Seller shall (a) use their commercially reasonable efforts to cause the Business Cash to reflect not more than the amount of Trapped Cash of the Target Company and Target Subsidiaries at Closing plus $2,000,000; (b) keep the Purchaser reasonably informed as to any transfer of any material funds to, or from, the Target Company and Target Subsidiaries during the Pre-Closing Period; and (c) provide periodic updates (and keep the Purchaser reasonably informed) as to the estimated amount of Business Cash to be provided at the Closing. Purchaser shall cooperate, in good faith, with Seller as to the foregoing, at the reasonable request of the Seller.

Article VII
Covenants of Seller and Purchaser

7.1              Access to Information.

(a)               From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller will (i) afford Purchaser and its authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable advance notice) to all corporate books, records and files (including Contracts and Tax Returns) of the Target Company, the Target Subsidiaries and the Business (other than any correspondence whose release would invalidate attorney-client privilege) and shall promptly deliver or make available to Purchaser information concerning the business, properties and assets of each of the Target Company and each of its Subsidiaries as Purchaser may from time to time reasonably request subject to applicable Laws, including Competition Laws and federal or state securities Laws. All information related to such access shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee, customer, supplier, distributor or other material business relation of the Target Company, any Target Subsidiary or the Business regarding the Business or the transactions contemplated by this Agreement without the prior written consent of Seller.

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(b)               From and after the date hereof and until the 24-month anniversary of the Closing (except that for any tax matters such period shall be extended until the end of the applicable statute of limitations (including any extensions)), Purchaser (including the Target Company and Target Subsidiaries) shall provide Seller and its authorized accountants, investment bankers, counsel and other representatives with reasonable access (during regular business hours upon reasonable advance notice) to the books and records of the Target Company, the Target Subsidiaries and the Business if reasonably required by Seller or its Affiliates in connection with the preparation of financial statements, tax audits of the Target Company or any Target Subsidiary, and with regulatory compliance (including Tax Returns). From and after the date hereof and until the 24-month anniversary of the Closing (except that for any tax matters such period shall be extended until the end of the applicable statute of limitations (including any extensions)), the Seller will (i) afford the Purchaser and its authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours upon reasonable advance notice) to all books, records and files (including Contracts and Tax Returns) of the Business in the possession of Seller or its Affiliates or which may be obtained by Seller or its Affiliates through the exercise of commercially reasonable efforts, (ii) furnish the Purchaser with such financial and operating data and other information with respect to the Business as the Purchaser may from time to time reasonably request and which is in the possession of Seller or its Affiliates or which may be obtained by Seller or its Affiliates through the exercise of commercially reasonable efforts, and (iii) provide the Purchaser with reasonable assistance in connection with the preparation of financial statements, tax audits of the Target Company or any Target Subsidiary, and with regulatory compliance and reporting with respect to the Business.

(c)               So long as any books, records and files (including Contracts and Tax Returns) retained by Seller relating to the Target Company, the Target Subsidiaries and the Business remain in existence and available, Purchaser and its representatives shall have the right, at reasonable times upon request, to inspect and to make copies of the same for purposes of performing or enforcing obligations or rights under this Agreement. Such books, records and files shall be retained until at least the six year anniversary of the Closing; provided, however, that in no case shall the destruction of any Tax Return take place before the later of (i) the expiration of the statute of limitations and any extensions thereof applicable to such Tax Return and (ii) eight years following the filing date for such Tax Return.

7.2              Authorizations and Filings.

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(a)               Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including with respect to obtaining Seller’s Approvals and Purchaser’s Approvals; provided that nothing in this Section 7.2(a) nor the “commercially reasonable best efforts” standard shall obligate Purchaser to agree to proffer to, or agree (i) to, sell, divest, lease, license, transfer, dispose of or otherwise encumber, (ii) to hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber any of its or the Target Company’s or its or the Target Company’s Affiliate’s assets, licenses, operations, rights, product lines, businesses or interest therein (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance or to any agreement to take any of the foregoing actions) or (iii) to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of its or the Target Company’s or any of its or the Target Company’s Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or its or the Target’s Company’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights.

(b)               Each Party agrees, upon the written request of the other Party, to furnish the other Party with all information concerning itself or such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any Governmental Authority to the extent permitted by applicable Law.

(c)               Subject to the terms and conditions set forth in this Agreement and without limiting the generality of the undertakings pursuant to this Section 7.2:

(i)                 each Party agrees to provide to each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or Competition Law (“Antitrust Governmental Authority”), as promptly as reasonably practicable and in any event within the applicable legal time periods, any information and documents requested by any Antitrust Governmental Authority that are legally required to be provided or otherwise reasonably necessary, proper or advisable to permit consummation of the transactions contemplated hereby;

(ii)              Purchaser agrees it will not, and will cause its Affiliates and ultimate parent entities not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (A) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (B) increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (C) increase the risk of not being able to remove any such order on appeal or otherwise; or (D) delay or prevent the consummation of the transactions contemplated by this Agreement; and

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(iii)            Each party will bear 50% of the cost of any and all filing fees imposed under applicable Competition Laws and each Party will bear its own attorneys’ fees in connection with the preparation of any such filings.

7.3              Further Assurances; Wrong Pocket.

(a)               From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, and if the Closing occurs, then from and after the Closing, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of this Agreement and the transactions contemplated hereby.

(b)               Each Party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby (and effect the Closing) as soon as reasonably practicable after the date hereof, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to Closing, Seller and its Affiliates (including the Target Company and the Target Subsidiaries) shall take all actions to ensure (i) all 3DS Retained Business Assets are transferred to and titled in the name of 3DS Retained Business Entity and (ii) all Business Assets (including any 3DS-employed Business Employees IAAs) that are not currently held by or titled in the name of the Target Company or a Target Subsidiary are promptly identified in writing to Purchaser and, at the election of Purchaser, (A) transferred to and titled in the name of the Target Company or applicable Target Subsidiary, or (B) directly transferred and sold by Seller or its Affiliate, as applicable, to Purchaser or any Affiliate of Purchaser. In addition, and without limiting the generality of the foregoing, Seller and its Affiliates (including the Target Company and the Target Subsidiaries) shall use commercially reasonable efforts to engage a third party accounting firm to begin its review of the financial statements contemplated by Section 8.3(d) on or prior to November 5, 2020 and shall instruct such third party accounting firm to use commercially reasonable efforts to deliver such reviewed financial statements to as to satisfy the condition in Section 8.3(d) on or prior to November 30, 2020.

(c)               Following the Closing:

(i)                 To the extent that Seller or any of its Subsidiaries, on the one hand, or Purchaser, the Target Company or any Target Subsidiary, on the other hand, becomes aware that the Target Company or any Target Subsidiary thereof holds title to or other interest in any 3DS Retained Business Asset, then Seller or Purchaser, as applicable, shall provide notice to the other, and the Parties shall cooperate in good faith to cause the transfer of such 3DS Retained Business Assets to, and the assumption of any liabilities related to such 3DS Retained Business Assets by, Seller or its applicable Subsidiary promptly after receipt of such notice without the payment of any further consideration therefor.

(ii)              To the extent that Seller or any of its Subsidiaries, on the one hand, or Purchaser, the Target Company or any Subsidiary thereof, on the other hand, becomes aware that Seller or any Subsidiary thereof holds title to or other interest in any Business Assets, then Seller or Purchaser, as applicable, shall provide notice to the other, and the Parties shall cooperate in good faith to cause the transfer of such Business Assets to, and the assumption of any liabilities related to such Business Assets by, the Target Company or applicable Target Subsidiary promptly after receipt of such notice without the payment of any further consideration therefor.

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7.4              Employees.

(a)               Prior to the Closing Date, Seller shall (i) transfer or cause to be transferred to the 3DS Retained Business Entity each 3DS Retained Business Employee (ii) cause the termination of the employment of the Non-Continuing Employees with the Target Company or applicable Target Subsidiary in compliance with applicable Law. Purchaser shall, or shall cause one of its Affiliates to, offer employment to the 3DS-employed Business Employees and, effective as of the Closing Date, hire all 3DS-employed Business Employees who accept such offers. No later than 14 calendar days prior to the Closing Date (or such other period required by applicable Law), Purchaser or one of its Affiliates shall make written offers of employment to the 3DS-employed Business Employees employed in the United States. Such offers of employment shall specify the terms and conditions of the offer of employment, all of which shall be consistent with this Section 7.4. The offers of employment shall also specify that the 3DS-employed Business Employee has seven calendar days (or such other period required by applicable Law) from the date of the offer of employment to accept or reject the offer of employment (the “Consideration Period”). For each such 3DS-employed Business Employee who accepts Purchaser’s, or Purchaser’s Affiliate’s, offer of employment during the Consideration Period, the commencement of employment with Purchaser or Purchaser’s Affiliate shall be the Closing Date such that there shall be no break in service by the 3DS-employed Business Employee as a result of this transaction.

(b)               With respect to each Continuing Business Employee, Purchaser shall, and shall cause its Affiliates to (i) for the six-month period beginning on the Closing Date provide Continuing Business Employees with not less than the same base salary or hourly wage rate and annual cash incentive compensation opportunity as provided to similarly situated employees of Purchaser; (ii) from and after the Closing Date, recognize, for all purposes (other than benefit accrual under a defined benefit pension plan or for any purposes under any equity or other incentive compensation plan, program or agreement) under all plans, programs and arrangements established or maintained by the Purchaser or its Affiliates for the benefit of such Continuing Business Employees, service with the Target Company or a Target Subsidiary prior to the Closing (but only to the extent such service was actually recognized under the corresponding Business Benefit Plan covering such Continuing Business Employee), except where it would result in a duplication of benefits; and (iii) provide that each Continuing Business Employee and eligible dependents shall be eligible to participate in a group health plan of Purchaser or its Affiliates, without any limitation for pre-existing conditions, effective as of the later of January 1, 2021 or the first day of the month beginning after the month in which the Closing Date occurs.

(c)               Except to the extent paid by a Business Benefit Plan, Seller shall retain, perform and pay any and all Liabilities with respect to (i) any Business Benefit Plan that is not sponsored or maintained by the Target Company or any Target Subsidiary, and (ii) the transfer and/or termination of employment of any employee pursuant to Section 7.4(a), above, including any such Liabilities under any Business Benefit Plan or Mandatory Benefit Plan. Notwithstanding the foregoing, the Liabilities described in the immediately preceding sentence shall not include any of items set forth on Annex C (Deductions).

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(d)              No provision of this Section 7.4 shall create any third party beneficiary or other rights in any Business Employees or any other Person in respect of continued employment after the Closing, and no provision of this Section 7.4 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement that may be established by the Purchaser. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates. No provision of this Agreement shall cause any employee or other service provider to be a third party beneficiary of any rights herein.

7.5              Plant Closings and Mass Layoffs. Following the execution of this Agreement, and no later than five Business Days prior to the Closing Date, Seller shall deliver to Purchaser for approval a list, by name, job title, date and work location, of each Business Employee based in the United States whose employment with the Target Company or a Target Subsidiary the Seller intends to terminate prior to the Closing Date as a result of the transactions contemplated by this Agreement. If Purchaser approves the termination of any such employees, Purchaser shall indemnify and hold harmless Seller from and against any and all damages arising out of or otherwise in respect of any suit or claim of violation brought against Seller or any of its Affiliates by any such former employees of the Target Company and Target Subsidiaries under the WARN Act or any other displaced worker notification Law for any actions or inactions taken within the 90 days immediately following the Closing Date by Purchaser, the Target Company or any Target Subsidiaries (or their respective Affiliates) with respect to any facility, site of employment or operating unit of such employees based in the United States.

7.6              Specified Litigation. With respect to the Specified Litigation, the following procedures shall apply (notwithstanding anything to the contrary contained in this Agreement), including the provisions of Section 9.5):

(a)               Seller or the Seller Guarantor shall have the right to control the defense of the Specified Litigation unless they have failed or are failing to defend the claim in good faith. Seller or the Seller Guarantor may settle the Specified Litigation without the prior written consent of the Purchaser if such settlement (a) meets the requirements of the penultimate sentence of Section 9.5(c) for the settlement of claims by an Indemnifying Party without the prior consent of the Indemnified Party and (b) would not reasonably be expected to have an adverse effect on either (i) Purchaser’s ability to market, sell or distribute any Product at any time after the Closing or (ii) the goodwill or reputation of the Business or the Product at any time after the Closing. The Parties shall cooperate to ensure all communications with respect to the Specified Litigation are conducted in a manner that preserves the attorney-client privilege and common interest privilege to the maximum extent possible.

(b)               Seller shall take commercially reasonable actions to pursue coverage from the Seller’s insurance carrier under the Seller’s existing insurance policy or policies that covers the Specified Litigation, with the proceeds thereof to paid, first, to Purchaser to reimburse it for any Losses (including Defense Costs) arising from the Specified Litigation and then to the Seller.

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(c)               For purposes of the Specified Litigation, “Losses” shall mean the aggregate of: (i) any settlement payments due to the counterparty to the Specified Litigation or money damages (including, but not limited to, any judgment, fines, penalties, costs, or attorneys’ fees) awarded to the counterparty to the Specified Litigation by a court, in each case to the extent paid or payable by a Purchaser Indemnified Party, plus (ii) the Defense Costs. “Defense Costs” shall mean the fees, costs and expenses incurred by the Purchaser Indemnified Parties (including attorneys’, consultants’ and experts’ fees, costs and expenses) in the investigation, settlement, negotiation or defense of the Specified Litigation. Defense Costs do not include any salaries, benefits or other compensation for officers or employees of any of the Purchaser Indemnified Parties, except as otherwise expressly set forth in the Transition Services Agreement.

7.7              Financing.

(a)               Purchaser shall use its commercially reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitment Documents (including complying with any request exercising so-called “flex” provisions contained therein), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments (as such terms and conditions may be modified or adjusted in accordance with the terms thereof and within the limits of the “flex” provisions therein) until the Closing; provided, however, that for the avoidance of doubt and notwithstanding the foregoing, (A) SigmaTEK and Purchaser may amend, replace, supplement or modify the Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Financing Commitments as of the date hereof, (B) SigmaTEK and Purchaser may amend, supplement or otherwise modify the draft credit agreement as contemplated by the Financing Commitments, and (C) SigmaTEK and Purchaser may amend, supplement or modify the Financing Commitments in accordance with the “flex” provisions contained therein or amend, replace, supplement, modify or waive any provision under the Financing Commitment Documents or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver does not (x) decrease the aggregate amount of the Financing to an amount that would be less than an amount that would be required to consummate the purchase of the Purchased Equity on the Closing Date and make the other payments required to be made by Purchaser or any of its Affiliates hereunder on the Closing Date, in each case, that is not otherwise compensated for by an increase in the alternative financing permitted in accordance herewith or (y) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing in a manner that would (I) reasonably be expected to prevent or materially delay the Closing, (II) make the timely funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur or (III) materially and adversely impact the ability of SigmaTEK or Purchaser to enforce its rights against the other parties to the Financing Commitments, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Financing Commitments and such definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Financing Commitments (subject to the exercise of any “flex” provisions contained therein) on or prior to the Closing Date and (iv) enforce its rights under the Financing Commitments. To the extent requested by Seller in writing from time to time, Purchaser shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternative Financing).

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(b)               In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason other than due to the breach by Seller of any of its representations, warranties or covenants contained herein or as a result of the failure of a condition contained herein to be satisfied by it, Purchaser shall promptly notify Seller in writing and use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable taken as a whole (as determined in the reasonable discretion of Purchaser) to Purchaser than those contained in the Financing Commitments in an amount, when added with Purchaser’s existing cash on hand, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event (the “Alternative Financing”). Without limiting the generality of the foregoing, Purchaser shall promptly notify Seller in writing (A) if Purchaser becomes aware of the existence of any material breach, material default, repudiation, cancellation or termination by any party to the Financing Commitments, (B) of the receipt by Purchaser of any written notice or other written communication from any lender or other provider of Financing with respect to any actual repudiation, cancellation or termination by any party to the Financing Commitments or (C) Purchaser reasonably expects that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing (as such terms and conditions may be modified or adjusted in accordance with the terms thereof or on other terms no less favorable, in the aggregate, to Purchaser and its Affiliates, in each case subject to the limitations set forth in Section 7.7(a)). As soon as reasonably practicable, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Upon request, Purchaser shall furnish to Seller a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments promptly upon execution thereof (provided, however, that any Financing Commitment Document may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Financing contemplated thereby on the Closing Date). Upon any amendment, supplement or modification of the Financing Commitments and made in compliance with this Section 7.7(b) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Purchaser shall provide a copy thereof to Seller (provided, however, that any Financing Commitment Document may be redacted as to economic and “flex” terms, none of which would reduce the amount of the Financing to be funded on the Closing Date or adversely affect the conditionality or availability of the Financing contemplated thereby on the Closing Date) and the term “Financing Commitments” as used herein shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing.

(c)               Seller shall, and shall cause the Target Company and Target Subsidiaries to, use commercially reasonable efforts to provide Purchaser, at Purchaser’s sole cost and expense, with all customary and necessary cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing (or Alternative Financing), such commercially reasonable efforts to include (i) promptly providing to the Financing Sources all material financial information in its possession and control with respect to the Business and the transactions contemplated hereby as reasonably requested by Purchaser or the Financing Sources, including information and projections prepared by Seller relating to the Business and the transactions contemplated hereby, (ii) making the appropriate Business Employees reasonably available to the Financing Sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, during normal business hours, (iii) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Financing Sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing, (iv) as long as requested at least five Business Days prior to Closing, furnish Purchaser with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, “beneficial ownership” and anti-money laundering rules and regulations, including the Patriot Act, but in each case, solely as relating to the Target Company and Target Subsidiaries to the extent reasonably requested by Purchaser, (v) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, and the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Purchaser, including obtaining releases of existing Liens; provided, that all of the foregoing, including any obligations and releases of Liens contained in all such agreements and documents, shall be subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing and (vi) reasonably assisting in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser (subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing), including causing officers of the Target Company or Target Subsidiaries who will be officers of the Target Company or Target Subsidiaries after the Closing to take reasonable corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing (including executing and delivering at Closing any officer’s, solvency, insurance and other certificates and documents as reasonably requested by Purchaser and that are customarily needed in connection with the arrangement of any financing in connection with transactions similar to the transactions contemplated hereunder to the extent such officer has knowledge of the contents of the document he or she is required to execute or deliver).

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(d)               Notwithstanding the foregoing, (i) nothing in this Section 7.7 shall require such cooperation to the extent it would unreasonably interfere with the Business or the Target Company and their Affiliates, (ii) no Target Company nor any Affiliate thereof shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing contemplated by the Financing Commitments or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Closing; (iii) no Target Company nor any Affiliate thereof will be required to take any action that will conflict with or violate its respective Organizational Documents or any Laws; and (iv) neither Seller nor any of its Affiliates will be required to provide or otherwise make available any auditor documents, consents or certifications, or any audited financial statements for the Target Companies or Target Subsidiaries other than the consolidated, audited financial statements of Seller Guarantor that are publicly available.

(e)               Purchaser agrees that all information provided by Seller or any of its Affiliates pursuant to this Section 7.7 in connection with the Financing shall be deemed “Confidential Information” under the Confidentiality Agreement, and each of the third party recipients thereof shall be deemed a “Recipient” under the Confidentiality Agreement.

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7.8              Registration of Databases. With respect to any database of the Business that contains personal information that is required to be registered with the Israeli Privacy Protection Authority under applicable Law (collectively, the “Personal Information Databases”), Seller will use commercially reasonable efforts to register, or to cause the registration of, the Personal Information Databases prior to Closing. To the extent that any Personal Information Databases have not been registered on the Closing Date, Purchaser will register, or will complete the registration of, such Personal Information Databases within six months following Closing.

7.9              Trademarks.

(a)               As soon as practicable after the Closing Date but in any event no later than six month anniversary thereof, except as otherwise specifically set forth in the TSA or License Agreement, (a) Seller shall, and shall cause its Affiliates to, eliminate the use of all of trademarks constituting Business Assets set forth on Schedule 4.14(a) in any of their respective forms or spellings, including on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents; and (b) Purchaser shall, and shall cause its Affiliates (including the Target Company and the Target Subsidiaries) to eliminate the use of “3D Systems” and “3DXpert” or any derivations thereof in any of their respective forms or spellings, including on all advertising, stationery, business cards, checks, purchaser orders and acknowledgments, customer agreements and other contracts and business documents. With respect to all Software products of Seller or any of its Affiliates, on the one hand, or of Purchaser or any of its Affiliates, on the other hand, to be distributed by any of them to its customers, beginning on the sixth-month anniversary of Closing, neither Seller nor any of its Affiliates, on the one hand, nor Purchaser or any of its Affiliates, on the other hand, will use the trademarks owned or controlled by the other in any way in connection with such distributable Software.

(b)               As soon as reasonably practicable after the Closing Date, Purchaser will take all reasonable actions to cause the Target Subsidiaries whose names contain “3D Systems” to change their names to a name that does not include “3D Systems” or any derivation thereof, including amending their Organizational Documents to reflect such name change.

7.10          IIA Covenants.

(a)               Purchaser shall cooperate with Seller, as reasonably requested by Seller, to obtain from the IIA prior to the Closing the IIA Lien Approval, including procuring an undertaking to the IIA in customary form by the Financing Source Parties, as required.

(b)               Seller shall make commercially reasonable efforts to obtain from the IIA prior to the Closing the IIA License and Assignment Approvals, including procuring an undertaking to the IIA in customary form by the 3DS Retained Business Entity, as required.

Article VIII
Conditions to Closing

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8.1              Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions:

(a)               Governmental Orders. No Governmental Order shall have been entered into that restrains, prohibits or declares unlawful the transactions contemplated by this Agreement or the Transaction Documents or would cause any such transactions to be rescinded; and

(b)               Governmental Proceedings. No Proceeding shall have been commenced or threatened by a Governmental Authority against a Seller, the Target Company, any Target Subsidiary or Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that is likely to render it impossible or unlawful to consummate such transactions or that could have a Material Adverse Effect.

(c)               Business Cash. Estimated Business Cash shall not exceed $10,000,000; provided, however, that if Estimated Business Cash exceeds $10,000,000, this condition shall nevertheless be deemed to have been satisfied if Purchaser elects, at its option, to consummate the Closing by agreeing to calculate the adjustment to the Purchase Price in Section 2.2(a)(v) based on actual Business Cash Surplus without regard to the Surplus Cap (i.e. the Purchase Price will be increased by 75% of the Business Cash Surplus without giving effect to the Surplus Cap); and provided, further, however, that Seller may, at its option, waive this condition on behalf of itself and the Purchaser at any time in writing by agreeing to calculate the adjustment to the Purchase Price in Section 2.2(a)(v) based on actual Business Cash Surplus with regard to (and subject to) the Surplus Cap (i.e., any positive adjustment will be capped at $1,500,000)

8.2              Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a)               Representations and Warranties of Seller. The representations and warranties of Seller contained in Article IV (i) except with respect to Fundamental Representations, shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for inaccuracies in such representations and warranties that, both individually and in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, and (y) with respect to Fundamental Representations, shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation and warranty shall be have been true and correct in all material respects as of such earlier date).

(b)               Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements in this Agreement required to be performed and complied with by it at or before the Closing.

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(c)               No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)               Business Cash. The Business Cash as of the Closing shall be in excess of the Target Cash.

(e)               Deliveries to Purchaser. Purchaser shall have received all of Seller’s deliveries due prior to or at the Closing pursuant to Section 3.2(a).

(f)                No Proceeding or Litigation. No Proceeding shall have been commenced or threatened by or before any Governmental Authority against any Seller, the Target Company, any Target Subsidiary or the Purchaser seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that would reasonably be expected to render it impossible or unlawful to consummate such transactions or that could have a Material Adverse Effect.

(g)               IIA Approvals. Cimatron Israel shall have received the IIA Approvals and delivered copies thereof to Purchaser.

8.3              Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)               Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in Article V (i) except with respect to Fundamental Representations, shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for inaccuracies in such representations and warranties that, both individually and in the aggregate, have not had and would not reasonably be expected to have, a material adverse effect on the consummation of the transactions contemplated hereby, and (y) with respect to Fundamental Representations, shall be true and correct in all material respect as of the Closing with the same force and effect as if made as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation and warranty shall be have been true and correct in all material respects as of such earlier date).

(b)               Covenants of Purchaser. Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements in this Agreement required to be performed and complied with by it at or before the Closing.

(c)               Deliveries to Seller. Seller shall have received all of Purchaser’s deliveries due prior to or at the Closing, pursuant to Section 3.2(b).

(d)               Reviewed Financial Statements. Seller shall have received reviewed financial statements for the Target Company and each of the Target Subsidiaries by an internationally recognized accounting firm.

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(e)               IIA License and Assignment Approvals. The IIA License and Assignment Approvals shall have been obtained and delivered to the 3DS Retained Business Entity.

8.4              No Frustration of Conditions. No Party may rely, either as a basis for not consummating the Closing or the other transactions contemplated hereby or terminating this Agreement and abandoning the transactions contemplated hereby, on the failure of any condition set forth in Sections 8.1, 8.2, or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article IX
Indemnification

9.1              Survival of Representations, Warranties, Covenants and Agreements.

(a)               The representations, warranties, covenants and agreements in this Agreement shall survive as follows:

(i)                 each covenant or agreement in this Agreement that requires performance (A) prior to Closing shall survive until the General Survival Expiration Date and (B) after Closing shall survive the Closing without limitation as to time until fully performed in accordance with its terms;

(ii)              other than (A) the Fundamental Representations, (B) the representations and warranties set forth in Section 4.14 (Intellectual Property) other than the Certain IIA Representations the (“Intellectual Property Representations”), (C) the representations and warranties set forth in Section 4.14(l)(iii) (IIA Representations) (the “Certain IIA Representations”), and (D) the representations and warranties set forth in Section 4.20 (Taxes and Tax Returns) (the “Tax Representations”), and any related definitional provisions set forth in Article I, each representation and warranty in this Agreement or in Seller’s Closing Certificate shall survive the Closing until the date that is 18 months following the Closing Date (the “General Survival Expiration Date”);

(iii)            the Fundamental Representations, Certain IIA Representations and Tax Representations, and any related definitional provisions set forth in Article I, shall survive the Closing and continue until 60 days after the expiration of the applicable statute of limitations (the “SOL Survival Expiration Date”); and

(iv)             that Intellectual Property Representations, and any related definitional provisions set forth in Article I, shall survive the Closing and continue for two years (the “Intellectual Property Survival Expiration Date”);

(b)               Except as to matters as to which an Indemnified Party has made a claim for indemnity or given a notice of a Third-Party Claim on or prior to the General Survival Expiration Date, the SOL Survival Expiration Date, or the Intellectual Property Survival Expiration Date, as applicable (each such date, the “Applicable Survival Date”), which matters shall survive the expiration of such applicable period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, no claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement may be asserted pursuant to this Agreement unless on or before the Applicable Survival Date, such claim is asserted by proper written notice in accordance with this Article IX. Upon the General Survival Expiration Date, Purchaser will pay to Seller the remaining balance of the Holdback Amount less the aggregate amount of Losses specified in any then unresolved good faith indemnification claims made by a Purchaser’s Indemnified Party for which a Claim Notice has been duly delivered in accordance with this Article IX. To the extent that any amount is reserved and withheld from distribution from the Holdback Amount on the General Survival Expiration Date on account of such an unresolved claim for indemnification and, subsequent to the General Survival Expiration Date, such claim is resolved, Purchaser shall (a) retain the amount of its Losses, if any, due in respect of such claim as finally determined, and (b) promptly pay to Seller an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing, clause (a) of this sentence. In each instance where Purchaser pays to Seller or retains a portion of the Holdback Amount, Purchaser will provide Seller with a written description of the amount of the Holdback Amount remaining and a reasonably detailed description of each outstanding claim for which the Holdback Amount is being retained.

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9.2              Indemnification by Seller. Purchaser, the Target Company and the Target Subsidiaries (from and after the Closing) and their Affiliates and their respective, officers, directors, employees, managers and agents (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Seller and Seller Guarantor for and against all Losses to the extent arising out of, or resulting from, without duplication:

(a)               any inaccuracy in, or breach of any of the representations or warranties of Seller contained in Article IV or in Seller’s Closing Certificate other than any inaccuracy in, or breach of the Fundamental Representations of Seller;

(b)               any inaccuracy in, or breach of any of the representations or warranties of the Fundamental Representations of Seller or in Seller’s Closing Certificate with respect to such Fundamental Representations;

(c)               any breach of the covenants or agreements of Seller or Seller Guarantor contained in this Agreement;

(d)               the Indemnified Taxes;

(e)               any Business Debt, Business Transaction Expenses or Business Taxes to the extent not paid on or before the Closing;

(f)                the Specified Litigation, which, for the avoidance of doubt is solely a Liability of Seller and the Seller Guarantor;

(g)               the items specified on Annex E (the “Special Indemnities”).

9.3              Indemnification by Purchaser. Seller, its Affiliates and their respective officers, directors, employees, shareholders, managers and agents (the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by Purchaser for and against any and all Losses, to the extent arising out of, or resulting from, without duplication:

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(a)               any inaccuracy in, or breach of any of the representations or warranties of Seller contained in Article V or in Purchaser’s Closing Certificate other than any inaccuracy in, or breach of the Fundamental Representations of Purchaser;

(b)               any inaccuracy in, or breach of any of the representations or warranties of the Fundamental Representations of Purchaser or in Purchaser’s Closing Certificate with respect to such Fundamental Representations; and

(c)               any breach of the covenants or agreements of Purchaser contained in this Agreement.

9.4              Limitations on Indemnification.

(a)               No Indemnified Party will be entitled to recover for Losses under Section 9.2(a), other than with respect to the Certain IIA Representations and the Tax Representations to which this Section 9.4(a) does not apply, (i) that individually are in an amount of $25,000 or less (a “Minor Claim”) and which Minor Claims that are substantially related may be aggregated, or (ii) unless and until Losses (excluding Minor Claims) aggregate to an amount in excess of $325,000 (the “Basket”), in which case, the Indemnifying Party will be liable for the amount of all Losses sought by the Indemnified Party from the first dollar (i.e., including and in excess of the Basket).

(b)               With respect to any Losses suffered or incurred by a Purchaser’s Indemnified Party under Section 9.2(a), such Purchaser’s Indemnified Party shall:

(i)                 first recover such Losses from the Holdback Amount until the Holdback Amount has been depleted or released to Seller pursuant to Section 9.1(b) before pursuing any other remedy hereunder;

(ii)              next, following depletion or release of the Holdback Amount, be entitled to recover directly from Seller, subject to the passing of the Applicable Survival Date and the following limitations: the aggregate amount of all Losses for which the Purchaser Indemnified Parties shall be entitled to recover (A) under Section 9.2(a)¸other than with respect to Losses associated with breaches of Intellectual Property Representations, Certain IIA Representations or Tax Representations, shall not exceed $6,500,000; (B) with respect to Losses associated with breaches of the Intellectual Property Representations shall not exceed $13,000,000; and (C) for Losses associated with breaches of the Certain IIA Representations, Tax Representations or under Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), or 9.2(g) shall not exceed the aggregate amount of the Purchase Price.

(c)               The aggregate indemnification obligations of Seller and of Purchaser, respectively, shall be capped at the amount of the Purchase Price actually received by Seller, except in the case of Fraud (but exclusively to such claim of Fraud and any claims substantially related to Fraud).

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(d)               Each of the representations, warranties, covenants, agreements or other obligations contained herein that contains any “Material Adverse Effect,” “material,” “in all material respects,” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining the amount of Losses to which such Indemnified Party may be entitled under this Article IX.

(e)               Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication and in no event shall (i) any Indemnifying Party be obligated to indemnify any Indemnified Party with respect to any Losses with respect to any matter to the extent such matter was taken into account in determining the final Purchase Price pursuant to Section 2.3; or (ii) any Indemnified Party be indemnified under different provisions of this Agreement for the same Losses so as to result in a duplicative recovery.

(f)                Amounts in respect of any Losses payable by any Indemnifying Party pursuant to the indemnification obligations under this Agreement shall be reduced by (i) any amounts actually received from third parties by or on behalf of the Indemnified Party (including applicable insurance proceeds) and (ii) any insurance proceeds (net of direct collection expenses) actually recovered by the Indemnified Party (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (x) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (y) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

9.5              Notice of Loss; Third-Party Claims.

(a)               If a Purchaser’s Indemnified Party or a Seller’s Indemnified Party (referred to as an “Indemnified Party”) learns of any matter that it believes has given, or would reasonably be expected to give, such Indemnified party a right of indemnification under this Agreement from the other Party (referred to as the “Indemnifying Party”), the Indemnified Party shall promptly give the Indemnifying Party written notice in reasonable detail of such matter, including the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (such notice, a “Claim Notice”); provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.

(b)               If the Claim Notice involves a claim by a Person who is not a party to this Agreement or an Affiliate thereof (each, a “Third-Party Claim”), the Indemnified Party shall promptly provide the Claim Notice, together with copies of all notices and documents served on or received by the Indemnified Party and its representatives in respect of the Third-Party Claim, within 30 days after learning of such Third-Party Claim or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim; provided, however, that a failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 9.5(b) shall not affect the Indemnifying Party’s right to assume the defense of any Third-Party Claim except that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if (i) the claim involves criminal liability, (ii) the claim seeks an injunction or equitable relief against any Indemnified Party or any of its Affiliates, (iii) the claim seeks a monetary recovery in excess of the applicable monetary indemnification limit of the Indemnifying Party, or (iv) the Indemnifying Party has failed or is failing to defend the claim in good faith. During the period referred to in the preceding sentence, the Indemnified Party shall, and shall cause its Affiliates and its and their respective officers and directors to, provide such information to the Indemnifying Party as the Indemnifying Party may reasonably request in connection with its evaluation of whether a Third-Party Claim is an indemnifiable claim under Section 9.5.

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(c)               Notwithstanding the assumption of the defense of any claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) in the written opinion of counsel to the Indemnified Party a conflict of interest arises out of the representation of the interests of such Indemnified Party by counsel selected by the Indemnifying Party or (y) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after the Claim Notice. If the Indemnified Party employs separate legal counsel in circumstances other than as described in the preceding clauses (x) or (y), the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. The Indemnifying Party shall not in connection with each Third-Party Claim be liable for the fees and expenses of more than one firm of legal counsel for all of the Indemnified Parties. If the Indemnifying Party (having assumed the defense of a Third-Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third-Party Claim in accordance with this Section 9.5(c)) proposes to settle such Third-Party Claim, the Indemnifying Party or the Indemnified Party (as applicable) shall provide notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement) to the Indemnified Party or the Indemnifying Party (as applicable), which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement, and shall not effect any such settlement without the prior consent of the Indemnified Party or the Indemnifying Party (as applicable), which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, no such consent of the Indemnified Party shall be required if the related settlement is paid in full by the Indemnifying Party and does not entail any admission of liability on the part of any Indemnified Party and provides for the full release of the Indemnified Party from any and all liability in respect of such Third-Party Claim. The Indemnifying Party shall be solely responsible for any amounts payable under any such settlement agreement, as Losses of the Indemnified Party.

9.6              Exclusive Remedy. Notwithstanding anything to the contrary herein, Purchaser (on behalf of the Purchaser’s Indemnified Parties) acknowledges and agrees that, if the Closing occurs, except as provided in Section 12.15 or claims for Fraud, the indemnification pursuant to the provisions of this Article IX shall be the sole and exclusive remedies for any Losses, liability, damages or other amounts, whether or not arising out of Third-Party Claims, of and for the Purchaser Indemnified Parties with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties of Seller (or any other Person) in this Agreement or any breach or failure in performance of any covenants or agreements made by Seller, in this Agreement or in any exhibit or schedule hereto or any document or certificate delivered hereunder or otherwise relating to Seller or the Target Company or the Target Subsidiaries and their respective businesses, operations, assets, properties, liabilities or the transactions contemplated hereby.

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9.7              Character of Indemnity Payments. All amounts paid pursuant to this Article IX shall be treated by the Parties as adjustments to the purchase price for Tax purposes, unless otherwise required by applicable Law.

Article X
Certain Tax Matters

10.1          Tax Indemnity.

(a)               Seller shall be responsible for and shall indemnify the Purchaser Indemnified Parties for, to the extent arising out of, or resulting from, without duplication: (i) all Taxes of Seller and its Affiliates (other than the Target Company and the Target Subsidiaries) for any taxable period, (ii) all Taxes of the Target Company and the Target Subsidiaries, and all Taxes relating to the Business, the Business Assets or the Continuing Business Employees, in each case (A) with respect to any Pre-Closing Tax Period and including any Taxes attributable to deferred revenue received by any of the Target Company or the Target Subsidiaries in any Pre-Closing Tax Period), except for any Taxes resulting from any action by Purchaser on the Closing Date (after the Closing) that is not in the ordinary course of business of the Target Company or Target Subsidiaries or otherwise contemplated by this Agreement, or (B) that are attributable to events, payments or transactions that occurred prior to the Closing but the payment and/or liability for which has been deferred pursuant to any Pandemic Response Law, (iii) all Taxes of any affiliated, consolidated, combined or unitary group of which the Target Company or a Target Subsidiary is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any corresponding or similar provision of state, local, or foreign Tax Law, (iv) all Taxes of any Person (other than the Target Company or a Target Subsidiary) imposed on the Target Company or a Target Subsidiary as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (v) all Losses resulting from a breach of a Tax Representation as contemplated by Section 9.2(a) or a breach of a covenant or other agreement of Seller contained in this Article X as contemplated by Section 9.2(c), (vi) all withholding Taxes imposed in connection with the transactions referred to in this Agreement, including any and all withholding Taxes required pursuant to a written demand issued by a Taxing authority, if any, with respect to payments made to Seller, including any Taxes imposed by any Taxing Authority on any Purchaser Indemnified Parties, to the extent that the consideration payable or otherwise deliverable to Seller was not reduced by any deductions or withholdings of Taxes at the applicable statutory rate, and (vii) for the avoidance of doubt, all Business Taxes and Taxes imposed on Purchaser under the provisions of Sections 951, 951A and 956 of the Code or otherwise in connection with transactions or events occurring on or prior to the Closing (provided, however, that in either case, only to the extent such Taxes did not already reduce the Purchase Price pursuant to the provisions of Article II), including but not limited to (A) the Intercompany Accounts, other intercompany obligations, or the settlement, compromise and/or satisfaction thereof, (B) the transfer of the 3DS Retained Business or any 3DS Retained Business Asset (including the licensing of any such asset) or 3DS Retained Business employees on or prior to Closing, and (C) any earnings of the Target Company and the Target Subsidiaries for any Pre-Closing Period (collectively, the “Indemnified Taxes”).

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(b)               For purposes of Section 10.1(a), the amount of Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes and similar ad valorem obligations), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) above (such as payroll Taxes, Taxes imposed upon or measured by income, Taxes based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date).

(c)               Except with respect to Taxes that are being contested in good faith, Seller and its Affiliates shall not permit to exist any Tax deficiencies (including penalties and interest) that have been assessed in writing against or relating to them with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that would reasonably be expected to result in liens or claims on any of Business Assets or on Purchaser’s title or use of the Business Assets following the Closing Date or that would reasonably be expected to result in any claim against Purchaser.

10.2          Tax Returns.

(a)               Seller shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Target Company and Target Subsidiaries for taxable periods that end on or prior to the Closing Date (“Pre-Closing Tax Returns”). At least 30 days prior to filing any such Tax Return, Seller shall submit a copy of such Tax Return to Purchaser for Purchaser’s review and comments. Purchaser and Seller shall cooperate in good faith to resolve any comments provided by Purchaser in writing no later than ten days prior to filing any such Tax Return; provided, however, if Purchaser and Seller are unable to resolve any such dispute, such dispute shall be settled by the Independent Accountants in accordance with Section 10.8.

(b)               Purchaser shall prepare, or cause to be prepared, all Tax Returns of the Target Company and Target Subsidiaries with respect to Straddle Period Taxes (“Straddle Period Tax Returns”). At least 30 days prior to filing any such Tax Return, Purchaser shall submit a copy of such Tax Return to Seller for Seller’s review and comments. Purchaser and Seller shall cooperate in good faith to resolve any comments provided by Seller in writing no later than ten days prior to filing any such Tax Return; provided, however, if Purchaser and Seller are unable to resolve any such dispute such dispute shall be settled by the Independent Accountants in accordance with Section 10.8.

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(c)               At the request of Purchaser, Seller shall promptly reimburse Purchaser, the Target Company and the Target Subsidiaries, as applicable, for any Taxes paid and shown as due on (i) any filed Pre-Closing Tax Returns (but only if such Taxes were paid after Closing) or (ii) any filed Straddle Period Tax Return that is allocable to a Pre-Closing Tax Period. Seller shall not be responsible for, and no reimbursement shall be made with respect to, any Taxes (including any withholding taxes) to the extent such Taxes were taken into account in determining the Purchase Price (but only to the extent of the actual amount of the reduction in the Purchase Price). Purchaser shall promptly reimburse Seller if the amount actually paid and shown due on (x) any filed Pre-Closing Tax Return or (y) any filed Straddle Period Tax Return that is allocable to a Pre-Closing Tax Period is less than the amount of the corresponding Taxes taken into account in determining the Purchase Price (for this purpose, items of loss, deduction or credit attributable to a Post-Closing Tax Period that reduce such Taxes shall not be taken into account and Purchaser shall have no reimbursement obligation to the extent that any Taxes on such filed Pre-Closing Tax Return or filed Straddle Period Tax Return are less than the corresponding Taxes taken into account in determining the Purchase Price as a result of any such items of loss, deduction or credit.) If, following the filing of any such filed Pre-Closing Tax Return or filed Straddle Period Tax Return, any Taxes that were not reimbursed pursuant to this Section 10.2(c) or otherwise borne by Seller are determined to apply to a Pre-Closing Tax Period, all such additional Taxes shall constitute Indemnified Taxes (except for any Taxes resulting from any action by Purchaser on the Closing Date (after the Closing) that is not in the ordinary course of business of the Target Company or Target Subsidiaries or otherwise contemplated by this Agreement).

10.3          Transfer Taxes. Seller and Purchaser shall share equally and be responsible for the timely payment when due of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps, and other similar Taxes and fees (including any real property or leasehold transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) arising out of or in connection with the purchase and sale of the Purchased Equity pursuant to Section 2.1 hereof. Other than as described in the immediately preceding sentence, Seller shall timely pay when due, and bear responsibility for, any Transfer Taxes arising out of or in connection with the transactions contemplated by this Agreement. The Party required by Law to do so shall, at its own expense, file all necessary Tax Returns, and the other party shall cooperate in the execution of other documentation with respect to such Transfer Taxes and in connection with the preparation and filing of such Tax Returns and other documentation as may be required to comply with the provisions of such Tax Laws, and the parties hereto shall reasonably cooperate with each other to lawfully minimize any such Taxes.

10.4          Tax-Sharing Agreements. Any and all tax-sharing agreements between one or more Target Company and Target Subsidiaries, on the one hand, and any other Person, on the other hand, shall terminate as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year), and no Target Company or Target Subsidiary shall be obligated to make any payment pursuant to any such agreement for any past or future period.

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10.5          Pre-Closing Tax Matters. Purchaser shall be entitled to, or cause its Affiliate (including the Target Company or Target Subsidiaries) to, (a) amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or (d) make or initiate any voluntary contact with a taxing authority regarding any Pre-Closing Tax Period (each, a “Restricted Action”) if such Restricted Action is reasonably necessary to comply with applicable Law or reasonably necessary to correct errors or omissions relating to prior Tax compliance; provided, that prior to taking any such Restricted Action, (x) Purchaser shall give prior written notice to Seller of its intent to take a Restricted Action, (y) Purchaser and Seller shall cooperate in good faith to determine whether such Restricted Action is reasonably necessary to comply with applicable Law or reasonably necessary to correct errors or omissions relating to prior Tax compliance, and (z) in the event that Purchaser and Seller are unable to determine whether such Restricted Action is reasonably necessary to comply with applicable Law or reasonably necessary to correct errors or omissions relating to prior Tax compliance, such determination shall be made by the Independent Accountants in accordance with Section 10.8 hereof.

10.6          Closing Tax Period. The Parties shall, to the maximum extent permitted under applicable Law, treat the Closing Date as the last day of the taxable period of the Target Company and Target Subsidiaries for all Tax purposes.

10.7          Tax Claims. Purchaser shall promptly notify Seller upon receipt by Purchaser, the Target Company or any Target Subsidiary of any notice of any tax audit, claim, litigation or other Proceeding with respect to Taxes that could result in a claim for indemnification under this Article X (each, a “Tax Claim”). Purchaser shall control any Tax Claim; provided, for any Tax Claim solely relating to a Tax period ending on or before the Closing Date (i) Seller shall have the right to participate in such Tax Claim, (ii) Purchaser shall keep Seller reasonably informed with respect to any material issue or development relating to such Tax Claim, and (iii) Purchaser shall not settle such Tax Claim without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). To the extent that there is any conflict between the provisions of this Section 10.7 regarding Tax Claims and Section 9.5, this Section 10.7 shall control.

10.8          Tax Refunds and Certain Tax Benefits.

(a)               Seller shall be entitled to the amount of any Tax refunds including any interest, if any, received thereon, that are actually received in respect of a Pre-Closing Tax Period by Purchaser, the Target Company, or any Target Subsidiary after the Closing for (i) the overpayment of estimated Taxes for any Pre-Closing Tax Period or (ii) the carryback of any net operating loss attributable to a Pre-Closing Tax Period, in each case, net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refunds (or credits) (any such income Tax refund, a “Tax Refund”); provided, however, that Purchaser shall have no obligation to carry back to a Pre-Closing Tax Period any item of loss or deduction properly deductible in a Post-Closing Tax Period.

(b)               Seller shall be entitled to the amount of any actual reduction in cash Tax payments that Purchaser, the Target Company, or any Target Subsidiary would have been required to make to Tax authorities in Italy for any Tax period (or portion thereof) in which payments are made by the Target Company or any Target Subsidiary on account of Italian severance obligations arising from the transactions contemplated by this Agreement to the extent that such reduction results from deductions attributable to such payments. Purchaser shall promptly pay over to Seller any such amounts that Seller is entitled to pursuant to this Section 10.8 within 20 Business Days (net of any costs and expenses incurred by Purchaser, the Target Company or their respective Affiliates in obtaining such amounts) after the actual receipt of such Tax Refund (or, with respect to Italian taxes determined by deducting the severance costs referred to in Section 10.8 therefrom, after the final calculation and payment of Taxes by the Target Subsidiary organized in Italy for the Taxable year in which such severance payments are deductible); provided, however, that Purchaser shall be entitled to offset any such payment to the extent that Purchaser reasonably anticipates that it would have claims for indemnification pursuant to Article IX or Article X hereof.

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(c)               Purchaser shall use commercially reasonable efforts to promptly obtain any material Tax Refund identified by Seller in writing.

10.9          Disputes. If any dispute arises concerning substantive Tax matters or payments under this Article X and such dispute cannot be resolved through good faith negotiations among the Parties, such dispute shall be resolved promptly by the Independent Accountants, and the cost of the Independent Accountants shall be allocated by the Independent Accountants between the Parties in inverse proportion to the degree to which the Independent Accountants accepted the respective positions of such Parties; provided that, if any dispute with respect to a Pre-Closing Tax Return or a Straddle Period Tax Return is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the Purchaser deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement.

10.10      Section 338 Elections. No election shall be made under Section 338(g), 338(h)(10) or 336(e) of the Code or any comparable provision of state or local Law with respect to the transaction contemplated by this Agreement.

10.11      Cooperation. Each Party agrees to furnish or cause to be furnished to the other Party, upon request, as promptly as practicable, such information and assistance relating to the Business and the Business Assets (including access to books and records, employees, contractors and representatives and providing necessary powers of attorney) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and participation in any audit by any Taxing Authority, and the prosecution or defense of any action relating to any Tax Return. Each Party shall retain all books and records with respect to Taxes pertaining to the Target Company and Target Subsidiaries until the expiration of all relevant statutes of limitations (and, to the extent notified by any Party, as the case may be, any extensions thereof). Any information or documents provided under this Section 10.11 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

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10.12      Wage Reporting. Purchaser and Seller agree to utilize or cause their respective Affiliates to use the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320, with respect to wage reporting for Continuing Business Employees.

10.13      Survival. Each of Purchaser’s and Seller’s obligations under this Article X shall survive until 60 days after the expiration of the statute of limitations with respect to the applicable Tax subject to Section 9.1(b).

Article XI
Termination

11.1          Termination.

(a)               This Agreement may be terminated at any time prior to the Closing:

(i)                 by mutual written agreement of Seller and Purchaser;

(ii)              by Purchaser (if Purchaser is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied), if (A) Seller shall have breached or failed to perform any of their obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Seller set forth in Article IV shall not be true, in each case such that the condition set forth in Section 8.2(a) or 8.2(b), as applicable, would not be satisfied, and (B) such breach, failure or misrepresentation has not been waived by Purchaser or is not cured by the Termination Date to Purchaser’s reasonable satisfaction after Purchaser gives Seller written notice identifying in reasonable detail such breach, failure or misrepresentation;

(iii)            by Seller (if Seller is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied), if (A) Purchaser shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Purchaser set forth in Article V shall not be true, the condition set forth in Section 8.3(a) or 8.3(b), as applicable, would not be satisfied and (B) such breach, failure or misrepresentation has not been waived by Seller or is not cured by the Termination Date to Seller’s reasonable satisfaction after Seller gives Purchaser written notice identifying in reasonable detail such breach, failure or misrepresentation;

(iv)             by either Seller or Purchaser if the Closing shall not have occurred by January 15, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(a)(iv) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that if any condition to Closing has not been satisfied as a result of any delays associated with Governmental Authority disruptions due to the outbreak of the novel corona virus (and any resulting COVID-19 or related sickness) or failure to obtain (or otherwise receive) the reviewed financial statements on or prior to the date contemplated by Section 7.3(b), the Termination Date shall be extended for the period of such delay, but in no event beyond February 28, 2021; and

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(v)               by either Seller or Purchaser if consummation of the transactions contemplated hereby is subject to any nonappealable final Governmental Order, and such Governmental Order would either have or be reasonably expected to have a Material Adverse Effect on the Business or would restrain or prohibit the material transactions that are contemplated by this Agreement or the Transaction Documents.

(b)               The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv) or (v) of Section 11.1(a) shall give written notice of such termination to the other Party.

11.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Parties or their respective officers or directors (except for obligations in this Section 11.2 and in Article XII, all of which shall survive the termination) or any Financing Source Party. Nothing in this Section 11.2 shall relieve any Party from liability for knowing or willful breach of this Agreement prior to the date of such termination, in which case the terminating Party shall retain its rights against such other Party in respect of such other Party’s willful breach. For the avoidance of doubt, in the event of the termination of this Agreement by either Party as provided in Section 11.1, the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms.

Article XII
Miscellaneous

12.1          Publicity. The Parties agree to consult with each other before issuing any press release or making any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement or disclosure prior to obtaining (i) in the case of Seller, Purchaser’s prior written consent and (ii) in the case of Purchaser, Seller’s prior written consent.

12.2          No Third-Party Beneficiaries. Except as expressly provided herein, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Purchaser and Seller any rights, remedies or other benefits under or by reason of this Agreement; provided, however, that the provisions of this Section 12.2 and Sections 12.4, 12.5, 12.6, 12.7, 12.15 and 12.17 shall be enforceable against all parties to this Agreement by each Financing Source Party.

12.3          Notices. Any notice, request, consent, claim, demand, waiver or other communications required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered by hand (with written receipt), (b) when receipted by the address if sent by a reputable overnight mail service (e.g., Federal Express), (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, or (d) on the date sent by electronic mail. Such communications must be sent to the Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

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If to Purchaser:

ST Acquisition Co.
1445 Kemper Meadow Drive
Cincinnati, Ohio 45240
Attention: Morad Elhafed, Richard Smith, Robbie Payne
Email: morad@battery.com, rsmith@battery.com, robbie.payne@sigmanest.com with a copy (which copy shall not constitute notice) to:

Cooley LLP
500 Boylston Street
Boston, MA 02116
Attn: Alfred L. Browne III, Esq.
Facsimile No.: 617-937-2400
Email: abrowne@cooley.com

with a copy (which copy shall not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
One Azrieli Center, Round Building
Tel Aviv 6701101, Israel
Attention: Richard J. Mann, Adv.
E-mail: rick@gkh-law.com

If to Seller:

3D Systems Corporation
333 Three D Systems Circle

Rock Hill, SC 29730

Attention:	Andrew M. Johnson, Executive Vice President, Chief Legal Officer & Secretary

Email: andrew.johnson@3dsystems.com
Telephone: 1 803 326 4003

with a copy (which copy shall not constitute notice) to:

Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Attention: Brian L. Hager and Rachel W. Northup
E-mail: bhager@hunton.com and rnorthup@hunton.com

with a copy (which copy shall not constitute notice) to:

Gornitzky & Co.
Vitania Tel-Aviv Tower
20 Hachoresh St.
Tel Aviv, 6761310 Israel
Attention: Chaim Friedland, Adv.
E-mail: friedland@Gornitzky.com

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12.4          Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each Party, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, immediately prior to, at and after the Closing, (a) Purchaser may assign, in whole or in part, any or all of its rights hereunder, whether as security or otherwise, without the prior written consent of any other party hereto, to (i) the Financing Sources, any senior lender or other entity providing financing for its business, (ii) any party that directly or indirectly acquires Purchaser or the business unit of Purchaser that owns or uses all or substantially all of the Business Assets or (iii) a wholly-owned, direct Subsidiary or Affiliate of Purchaser, so long as the Purchaser remains liable as the primary obligor under this Agreement and (b) Seller may transfer or assign in whole or in part, any or all of its rights, interests or obligations hereunder to any party that directly or indirectly acquires Seller or substantially all of the assets of Seller; provided, however, that (i) such assignee(s) shall agree in writing to be bound by the obligations of Seller hereunder and (ii) Seller shall remain jointly and severally liable with any such assignee(s) with respect to the obligations of Seller in connection with the transactions contemplated hereby.

12.5          Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the waiving Party. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege under this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Notwithstanding anything to the contrary contained herein, Sections 12.2, 12.4, 12.6, 12.7, 12.15 and 12.17 and this Section 12.5 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 12.2, 12.4, 12.6, 12.7, 12.15 and 12.17 and this Section 12.5) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

12.6          Governing Law; Jurisdiction; Enforcement.

(a)               This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; provided, that notwithstanding the foregoing, each of the parties hereto agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Financing, shall be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

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(b)               Subject to clause (c) of this Section 12.6, each of the Parties (i) hereby irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) to the fullest extent permitted by applicable Law, that (1) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (2) the venue of such suit, action or Proceeding is improper and (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)               Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, any federal court sitting in the Borough of Manhattan (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Seller further agrees that it shall not, and shall cause the Target Company, the Target Subsidiaries, its and their Affiliates and its and their direct and indirect unitholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the definitive agreements executed in connection therewith or the performance thereof. Notwithstanding anything herein to the contrary, no Financing Source Party shall have any liability or obligation to the Seller, the Target Company, the Target Subsidiaries, any of its or their Affiliates or any of its or their direct or indirect securityholders relating to or arising out of this Agreement or the Financing or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause the Target Company, the Target Subsidiaries, its and their Affiliates and its and their direct and indirect securityholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in the foregoing is intended to limit or otherwise restrict Purchaser from fully enforcing its rights, and the obligations of the Financing Source Parties, under any agreements entered into with the Financing Source Parties related thereto, in accordance with the terms of such agreements.

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12.7          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.8          Headings. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

12.9          Entire Agreement. This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

12.10      Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

12.11      Casualty Losses. If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss solely relating to the Business, then at the Closing all claims to insurance proceeds or other rights of the Seller or any of its Subsidiaries against third parties relating from such casualty or loss shall (to the extent assignable) be separately assigned by the Seller or its Subsidiaries to the Purchaser. To the extent not so assignable, the Seller shall, and shall cause its Subsidiaries to, remit all proceeds received from insurers or third parties in respect of such claims to the Purchaser.

12.12      Reformation. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

12.13      Time of Essence. Each Party hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14      Fees and Expenses. Whether or not the Closing takes place, and except as otherwise expressly specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

12.15      Remedies. In addition to the rights and remedies expressly set forth in this Agreement, but subject, in all respects, to Sections 12.6 and 12.17, the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violation of this Agreement.

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12.16      Attorney-Client Privilege and Conflict Waiver. Recognizing that each of Hunton Andrews Kurth LLP and Gornitzky & Co. (collectively, “Seller’s Legal Advisors” and each, a “Seller’s Legal Advisor”) has acted as legal counsel to Seller and certain of its Affiliates, including the Target Company and Target Subsidiaries prior to Closing, and that each Seller’s Legal Advisor intends to act as legal counsel to Seller and certain of its Affiliates after Closing, Purchaser hereby waives, on its own behalf and agree to cause its Affiliates (including, from and after Closing, the Target Company and Target Subsidiaries) to waive, any conflicts that may arise in connection with each Seller’s Legal Advisor representing Seller or any of its Affiliates after Closing as such representation may relate to Purchaser, the Target Company and Target Subsidiaries, or the transactions contemplated herein (including in respect of litigation).

12.17      Non-Recourse. All claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or the transactions contemplated hereby) may be made only against the entities that are expressly identified as Parties. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holders (including stockholders and option holders), Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or the negotiation or execution hereof; and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement. For the avoidance of doubt, each Financing Source Party is a Non-Party Affiliate.

12.18      Construction and Disclosure. Each Party confirms that it and its respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in this Agreement or the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of law or breach of contract).

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The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. In disclosing the information in the Schedules, Seller does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Disclosure of an item on one Schedule shall be deemed disclosed on all other Schedules to the extent its relevance is readily apparent on the face of the disclosure. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[Remainder of Page Intentionally Left Blank]

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In Witness Whereof, the undersigned have executed this Share Purchase Agreement as of the day and year first above written.

PURCHASER:

ST ACQUISITION CO.

By:	/s/ Morad Elhafed
Name:	Morad Elhafed
Title:	President

SELLER:

3D SYSTEMS, INC.

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

SELLER GUARANTOR:

3D SYSTEMS CORPORATION

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Executive Vice President, Chief Legal Officer and Secretary

Signature Page to Share Purchase Agreement

Guaranty

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed in its name by a duly authorized officer as of the date first written above in order to evidence its absolute, continuing and irrevocable guarantee of, and the undersigned does hereby guarantee, (i) Purchaser’s payment of the amounts set forth in Section 2.2(a), (ii) Purchaser’s performance of its covenants and agreements required to be performed prior to, at or after Closing, and (iii) each other obligation of Purchaser set forth in this Agreement (the “Guaranteed Obligations”), in each case subject to the terms and conditions contained in this Agreement, and the undersigned hereby acknowledges and agrees that it will receive direct and indirect benefits in connection with the consummation by Purchaser of the transactions contemplated by this Agreement and that such benefits constitute good and sufficient consideration for and in support of its agreement to guarantee the Guaranteed Obligations. This guaranty shall terminate as and when the Guaranteed Obligations have been satisfied, otherwise expire or are terminated in accordance with Article XI of this Agreement, as applicable.

ST ACQUISITION CO.

By:	/s/ Morad Elhafed
Name:	Morad Elhafed
Title:	President

Guaranty Signature Page to Share Purchase Agreement